ASSET PURCHASE AGREEMENT


                          dated as of January 8, 1998

                                 by and between

                           RAYTHEON TI SYSTEMS, INC.

                                      and

                          TRIQUINT SEMICONDUCTOR, INC.


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                            ASSET PURCHASE AGREEMENT

                               TABLE OF CONTENTS

                                                                       PAGE


ARTICLE 1   PURCHASE AND SALE............................                2

    Section 1.1  Acquired Assets.........................                2
    Section 1.2  Excluded Assets.........................                3
    Section 1.3  Determinations as to Mixed-Use Assets...                5

ARTICLE 2   ASSUMPTION OF CERTAIN OBLIGATIONS............                5

ARTICLE 3   PURCHASE PRICE...............................                6

    Section 3.1  Purchase Price..........................                6
    Section 3.2  Purchase Price Adjustments..............                7
    Section 3.3  Call Option on Shares...................                9
    Section 3.4  Delays in Demand Registration...........                9

ARTICLE 4   CLOSING......................................               10

    Section 4.1  Time and Place..........................               10
    Section 4.2  Transactions at Closing.................               10

ARTICLE 5   REPRESENTATIONS AND WARRANTIES
            OF THE SELLER................................               11

    Section 5.1  Incorporation; Authority................               11
    Section 5.2  Rights to Sell Acquired Assets;
                   Approvals; Binding Effect.............               11
    Section 5.3  No Defaults.............................               11
    Section 5.4  Title to Assets.........................               12
    Section 5.5  Financial Statements....................               13
    Seciton 5.6  Absence of Certain Changes..............               13
    Section 5.7  Litigation, Etc.........................               15
    Section 5.8  Labor Relations.........................               15
    Section 5.9  Contracts...............................               15
    Section 5.10 Pensions and Benefits...................               17
    Section 5.11 Intellectual Property...................               17
    Section 5.12 Governmental Consent....................               19
    Section 5.13 Compliance with Laws, Etc...............               19

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    Section 5.14 Equipment...............................               19
    Section 5.15 Location of Inventories.................               19
    Section 5.16 Customers...............................               19
    Section 5.17 Environmental Matters...................               19
    Section 5.18 Brokers.................................               20
    Section 5.19 Taxes...................................               20
    Section 5.20 Absence of Undisclosed Liabilities......               21
    Section 5.21 Licenses................................               21
    Section 5.22 Collectibility of Gross Accounts Receivable            22
    Section 5.23 Investment Representations..............               22

ARTICLE 6   REPRESENTATIONS AND WARRANTIES OF
            THE BUYER....................................               24

    Section 6.1  Organization and Standing of the Buyer..               24
    Section 6.2  Corporate Approval; Binding Effect......               24
    Section 6.3  Non-Contravention.......................               24
    Section 6.4  Government Consents, Etc................               24
    Section 6.5  Buyer's Capabilities....................               24
    Section 6.6  Brokers.................................               25
    Section 6.7  Capital Stock...........................               25
    Section 6.8  Authorization for Shares................               25
    Section 6.9  Reports and Financial Statements........               26
    Section 6.10 Absence of Certain Changes or Events....               26
    Section 6.11 Registration Statements.................               27
    Section 6.12 Registration Rights Agreement...........               27

ARTICLE 7   CERTAIN REGULATORY APPROVALS.................               27

    Section 7.1  Department of Justice and Department of
                 Defense.................................               27
    Section 7.2  Hart-Scott-Rodino.......................               28

ARTICLE 8   CONDUCT OF BUSINESS PENDING
            CLOSING......................................               28

    Section 8.1  Full Access.............................               28
    Section 8.2  Carry on in Regular Course..............               28
    Section 8.3  No General Increases....................               28
    Section 8.4  Sale of Capital Assets..................               29
    Section 8.5  Insurance...............................               29
    Section 8.6  Preservation of Organization............               29
    Section 8.7  Compliance with Final Judgment..........               29
    Section 8.8  Advice of Change........................               29

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    Section 8.9  No Shopping.............................               29

ARTICLE 9   CONDITIONS PRECEDENT TO BUYER'S
            OBLIGATIONS..................................               30

    Section 9.1  Representations and Warranties..........               30
    Section 9.2  Compliance with Agreement...............               30
    Section 9.3  No Litigation...........................               30
    Section 9.4  Regulatory Clearance....................               30
    Section 9.5  Intellectual Property Agreement.........               31
    Section 9.6  Supply Agreement........................               31
    Section 9.7  Master Services Agreement...............               31
    Section 9.8  Sublease Agreements.....................               31
    Section 9.9  Amendment to Registration Rights Agreement             31
    Section 9.10 Non-Disclosure Agreement................               31
    Section 9.11 TI Amendment............................               31
    Section 9.12 Voting Trust Agreement..................               32

ARTICLE 10  CONDITIONS PRECEDENT TO SELLER'S
            OBLIGATIONS..................................               32

    Section 10.1  Representations and Warranties.........               32
    Section 10.2  Compliance with Agreement..............               32
    Section 10.3  No Litigation..........................               32
    Section 10.4  Regulatory Clearance...................               32
    Section 10.5  Intellectual Property Agreement........               33
    Section 10.6  Supply Agreement.......................               33
    Section 10.7  Master Services Agreement..............               33
    Section 10.8  Sublease Agreements....................               33
    Section 10.9  Amendment to Registration Rights Agreement            33
    Section 10.10 Non-Disclosure Agreement...............               33
    Section 10.11 TI Amendment...........................               33
    Section 10.12 Voting Trust Agreement.................               33

ARTICLE 11  EMPLOYEES AND EMPLOYEE BENEFITS..............               34

    Section 11.1 Hiring Employees........................               34
    Section 11.2 Benefit Plans Generally.................               35
    Section 11.3 Savings Plan............................               36
    Section 11.4 Pension Plans...........................               36
    Section 11.5 Incentive Plans.........................               36
    Section 11.6 Stock Option Plans......................               37
    Section 11.7 Accrued Vacation........................               37


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ARTICLE 12  CERTAIN COVENANTS............................               37

    Section 12.1 Third Party Consents....................               37
    Section 12.2 Novation of Government Contracts........               38
    Section 12.3 Access to Books and Records.............               39
    Section 12.4 Use of Raytheon TI Systems Name.........               39
    Section 12.5 Non-Solicitation........................               40
    Section 12.6 Compliance with Certain Agreements......               40
    Section 12.7 Compliance with Final Judgment..........               40
    Section 12.8 Best Efforts and Mutual Cooperation.....               40
    Section 12.9 Move to North Building..................               40
    Section 12.10Collection of Accounts Receivable.......               41
    Section 12.11Buyer's Business........................               42

ARTICLE 13  INDEMNITY....................................               42

    Section 13.1 Indemnification by the Seller...........               42
    Section 13.2 Indemnification by the Buyer............               43
    Section 13.3 Indemnification Procedures..............               44
    Section 13.4 Scope of Indemnity......................               44
    Section 13.5 Waiver of Statutory Claims..............               45

ARTICLE 14  TAX MATTERS..................................               45

    Section 14.1 General.................................               45
    Section 14.2 Cooperation on Tax Matters; Conduct of
                 Proceedings.............................               45
    Section 14.3 Allocation of Transfer and Property Taxes              45
    Section 14.4 Allowable Taxes.........................               46
    Section 14.5 Scope of Article........................               47

ARTICLE 15  TERMINATION..................................               48

ARTICLE 16  CONFIDENTIALITY..............................               48

    Section 16.1 Confidentiality Agreement...............               48
    Section 16.2 Classified Information..................               49


ARTICLE 17  DEFINITIONS..................................               49

ARTICLE 18  GENERAL......................................               52

    Section 18.1 Survival of Representations and Warranties             52

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    Section 18.2  Expenses...............................               52
    Section 18.3  Assigns................................               52
    Section 18.4  Entire Agreement, Etc..................               52
    Section 18.5  Waiver of Certain Damages..............               53
    Section 18.6  Construction...........................               53
    Section 18.7  Governing Law..........................               53
    Section 18.8  Notices................................               53
    Section 18.9  Counterparts...........................               54
    Section 18.10 Section Headings.......................               54
    Section 18.11Public Statements or Releases...........               54
    Section 18.12Disclosure in Schedules.................               54



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                            DISCLOSURE SCHEDULES


1.1(a)     Equipment
1.1(g)     Certain MMIC Business Contracts
1.1(h)     Certain Purchase Orders
3.1        Purchase Price Allocation
3.2(a)     Accounting Procedures
3.2(b)     Model Statement
5.3        Defaults, Violations, Etc.
5.4        Sufficiency of Assets
5.5        Financial Statements
5.6        Certain Changes
5.7        Litigation
5.8        Labor-Related Charges, Violations and Work Stoppages
5.9        Contracts
5.10(a)    Pensions and Benefits; MMIC Retention Program
5.10(b)    Certain ERISA and Non-ERISA Plans
5.11       Intellectual Property
5.12       Governmental Consent
5.13       Compliance with Laws, Etc.
5.15       Location of Inventories
5.16       Customers
5.17       Environmental Matters
5.19       Taxes
5.21       Licenses
5.22       Accounts Receivable
11.1       Non-Assumed Employees
11.5       Incentive Plans



EXHIBITS

A          Intellectual Property Assignment, License and Sublicense Agreement
B          Supply Agreement
C          Master Services Agreement
D-1        Sublease Agreement
D-2        Sublease Agreement
E-1        Registration Rights Agreement
E-2        Amendment to Registration Rights Agreement
F          Non-Disclosure Agreement
G          Guaranty Agreement

                            ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is dated as of the 8th day of January, 1998, by and between RAYTHEON TI SYSTEMS, INC., a Delaware corporation (the "Seller"), and TRIQUINT SEMICONDUCTOR, INC., a Delaware corporation (the "Buyer").

     On July 11, 1997, the Seller, a wholly-owned subsidiary of Raytheon Company, a Delaware corporation (the "Parent"), purchased the Gallium Arsenide ("GaAs") foundry and Monolithic Microwave Integrated Circuit ("MMIC") business of the R/F Microwave Business Unit of Texas Instruments Incorporated, a Delaware corporation ("TI"), including, without limitation, TI's GaAs Operations Group, TI's Microwave GaAs Products Business Unit, the MMIC component of TI's Microwave Integrated Circuits Center of Excellence and the MMIC research and development component of TI's Systems Component Research Laboratory (collectively, the "MMIC Business");

     Pursuant to a Final Judgment entered on November 6, 1997 (the "Final Judgment") in the United States District Court for the District of Columbia in Civil Case No. 97-1515 known as United States of America v. Raytheon Company and Texas Instruments, Inc., a related Stipulation and Order entered in the same case on July 2, 1997, and a related Hold Separate and Partition Plan Stipulation and Order entered in the same case on July 2, 1997 (the "Hold Separate Order"), Parent has agreed to promptly divest the MMIC Business and, pending such divestiture, to maintain the MMIC Business as an independent competitor held separate from Parent; and

     The Seller desires to sell and the Buyer desires to purchase the MMIC Business.

     In connection with the negotiation and preparation of this Agreement, the Seller has prepared, and the Buyer has reviewed, a set of disclosure schedules, dated the date hereof and delivered separately as one or more volumes (the "Disclosure Schedule", with any reference in this Agreement to a Schedule being a reference to the Disclosure Schedule).

     Certain defined terms not defined elsewhere in this Agreement are defined in Article 17.

      In consideration of the mutual agreements and covenants herein contained, the parties hereto agree as follows:


                                   Article 1

                               Purchase And Sale

     1.1. Acquired Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing referred to in Article 4 hereof, the Seller shall sell, assign, transfer and deliver to the Buyer, and the Buyer shall purchase, acquire and take assignment and delivery of, all of the following assets of the Seller used in or relating to the MMIC Business, with the exception of the Excluded Assets (as defined in Section 1.2) (all of which assets are hereinafter referred to collectively as the "Acquired Assets"):

           (a) All machinery, equipment, installations, fixtures, furniture, tools, supplies, materials and other personal property used primarily in connection with the MMIC Business, including without limitation those items described on Schedule 1.1(a) hereto, with such additions and deletions thereto as may arise, or may have arisen, from the date as of which such Schedule was prepared in the ordinary course of business prior to the Closing consistent with the Seller's obligations under Article 8 hereof (the "Equipment");

           (b) Except as set forth in Schedule 5.22, all of the Seller's accounts receivable relating to the MMIC Business outstanding on the Closing Date, to the extent reflected on the Closing Balance Sheet (as defined in Section 3.2), as finally adjusted pursuant to Section 3.2;

           (c) All of the Seller's inventories held for use in the MMIC Business, including raw materials, work in process and finished goods (the "Inventories"), to the extent reflected on the Closing Balance Sheet (as finally adjusted pursuant to Section 3.2);

           (d) All of the Seller's prepaid expenses relating to the MMIC Business, to the extent reflected on the Closing Balance Sheet (as finally adjusted pursuant to Section 3.2);

           (e) all of the Seller's deferred charges relating to the MMIC Business, to the extent reflected on the Closing Balance Sheet (as finally adjusted pursuant to Section 3.2);

           (f) All of the Seller's rights under all leases of personal property used primarily in connection with the MMIC Business;

           (g) All of the Seller's rights under all contracts and agreements, including without limitation joint venture agreements, teaming agreements, distribution agreements, supply agreements, license agreements, personal property leases and development contracts, entered into by the Seller primarily in connection with the MMIC Business, including without limitation the contracts listed on Schedule 1.1(g);

           (h) All of the Seller's rights under purchase orders outstanding on the Closing Date and relating primarily to the MMIC Business, including without limitation the purchase orders listed on Schedule 1.1(h);

           (i) All of the Seller's rights with respect to all MMIC Business Intellectual Property (as defined in Article 17) of the Seller;

           (j) to the extent transferable, all of the Seller's rights with respect to all computer software programs used primarily in the MMIC Business;

           (k) to the extent transferable, all of the Seller's rights with respect to any licenses, permits, concessions, orders, authorizations, approvals or registrations from, of or with any Governmental Entity (as defined in Article 17) and relating primarily to the MMIC Business; and

           (l) subject to Section 12.3, all records of the Seller relating primarily to the MMIC Business, including, without limitation, financial and tax records, property records, production records, purchasing and sales records, personnel and payroll records, customer lists, credit records, accounting records and such other records as the Buyer may reasonably require to conduct the MMIC Business subsequent to the Closing.

     1.2. Excluded Assets. Notwithstanding the foregoing, the Seller is not selling and the Buyer is not purchasing pursuant to this Agreement, and the term "Acquired Assets" shall not include, any of the following assets (the "Excluded Assets"):

           (a) any of the Seller's title to, interest in or rights with respect to any real property other than to the extent set forth in the Sublease Agreements (as hereinafter defined);

           (b) any of the Seller's cash, marketable or other securities, commercial paper and cash equivalents or other investments, on hand or in bank accounts, and all of the Seller's bank accounts;

           (c) any computers not used primarily in the MMIC Business, and any software embodied in any such computers, any communication or data network systems not used primarily in the MMIC Business, and any other equipment used to support the MMIC Business but not located at the Seller's facilities at 13510 and 13588 North Central Expressway, Dallas, Texas (the "North Building" and the "Research East Building", respectively, and collectively, the "MMIC Facilities");

           (d) any rights under the Asset Purchase Agreement dated as of January 4, 1997 between Parent and TI (the "TI Asset Purchase Agreement"), or under any agreement entered into in connection therewith;

           (e) any other assets of the Seller not used primarily in the MMIC Business except to the extent the use of such assets is determined pursuant to Section 1.3;

           (f) any rights to any patents, copyrights, mask works, invention disclosures, know-how, trade secrets, technical information and other data, operating procedures, technology or other intellectual property not included in the MMIC Business Intellectual Property;

           (g) any rights to any tradenames, trademarks or corporate names, including, without limitation, the tradenames, trademarks or corporate names "Raytheon", "TI", "Raytheon TI Systems" and any derivations thereof;

           (h)  any  insurance  policies  relating to the MMIC
      Business;

           (i)  any rights  under any ERISA Plan or  Non-ERISA
      Plan retained by the Seller pursuant to Article 11;

           (j)  any  prepaid  expenses  relating  to  Excluded
      Liabilities;

           (k) unless specifically listed on Schedule 1.1(g) hereto, any contracts primarily related to the design, manufacture or supply of modules or the supply of related services and any contracts primarily related to the design, manufacture or supply of other systems or the supply of related services for which Seller, as of the Closing Date, will be granted a license under Section 3.2 of the Intellectual Property Agreement (as defined in Article 9); and

           (l) all corporate records of the Seller and all other records and files not relating primarily to the MMIC Business.

     1.3. Determinations as to Mixed-Use Assets. The Seller and the Buyer shall cooperate in good faith to resolve any disputes as to whether any specific assets (including, without limitation, any contracts and agreements) of the Seller which relate to both the MMIC Business and another business of the Seller are used primarily in, or relate primarily to, the MMIC Business. Further, without limiting the foregoing, with respect to any asset necessary to and presently used in connection with the MMIC Business that is also used by the Seller in connection with another business, excluding any assets to be retained by the Seller and used to provide services pursuant to the Master Services Agreement, the parties shall cooperate in good faith to (i) determine which business predominantly uses such asset in order that such party is vested with title thereof and (ii) coordinate the shared used thereof by both parties. With respect to any contracts or licenses applicable to both the MMIC Business and other businesses of the Seller, the Seller and the Buyer will cooperate to structure contractual arrangements providing them both with the relevant rights and obligations under such contract or license. These arrangements may take the form of a subcontract or sublicense or causing the other party to such contract or license to agree to split the contract or license into two separate agreements.


                                   Article 2

                       Assumption of Certain Obligations

     At the Closing, the Buyer shall assume, and agree to pay, perform, fulfill and discharge, all obligations and liabilities of the Seller relating primarily to the MMIC Business of any nature, fixed or contingent, known or unknown, including liabilities for product warranty claims and product returns and including liabilities for outstanding orders for capital equipment listed on
Schedule 1.1(h) (collectively, the "Assumed Obligations"), excluding, however,
(i) liabilities for Indebtedness (as defined in Article 17) of the Seller, (ii) those liabilities for Taxes (as defined in Article 17) that remain the responsibility of the Seller pursuant to Article 14, (iii) those liabilities of the Seller under its pension and health and welfare benefit plans retained by it pursuant to Article 11, and (iv) liabilities of the Seller under the Settlement Agreement dated February 23, 1995 between Westinghouse Electric Corporation and TI, other than the obligations restricting the sale of the F-22 ASEA product referred to therein with respect to the MMIC Business (which obligations shall be an Assumed Obligation) (collectively, the "Excluded Liabilities").


                                   Article 3

                                 Purchase Price

     3.1. Purchase Price. At the Closing, the Buyer shall deliver cash and shares of the Buyer's Common Stock, $.001 par value (the "Shares"), to the Seller, as the aggregate purchase price for the Acquired Assets, subject to adjustment as provided in Section 3.2 hereof (the "Purchase Price"). The Purchase Price shall be payable as follows: (i) $19,500,000 shall be paid in cash or by wire transfer of same day funds (the "Cash Portion") and (ii) the remainder of the Purchase Price shall be paid by delivery of Shares (the "Stock Portion") having an aggregate value equal to $19,500,000, based on the average of the closing bid prices of the Shares on the five trading days preceding the Closing Date, as quoted through the NASDAQ National Market (the "Closing Trading Price"); provided, however, that if the number of Shares that would constitute the Stock Portion exceeds 9.9% of the number of Shares outstanding as of the Closing Date after giving effect to the issuance of the Shares constituting the Stock Portion, then (a) the Stock Portion shall consist of 9.9% of the number of Shares outstanding as of the Closing Date after giving effect to the issuance of the Shares constituting the Stock Portion and (b) the Cash Portion shall consist of (x) $39,000,000 less (y) the value, based on the Closing Trading Price, of the Shares constituting the Stock Portion referred to in clause (a). The Shares comprising the Stock Portion are entitled to the rights, and subject to the limitations, set forth in the Registration Rights Agreement (as defined in Section 6.12), as amended by the Amendment to Registration Rights Agreement (as defined in Article 9) (as so amended, the "Amended Registration Rights Agreement"), which shall include "demand" and "piggyback" registration rights beginning 180 days after the Closing Date. The Purchase Price shall be allocated among the Acquired Assets in the manner set forth on Schedule 3.1 hereto. The Buyer and Seller shall report the purchase and sale of the Acquired Assets, including, without limitation, in all federal, foreign, state, local and other Tax Returns (as defined in Article 17) prepared and filed by or for either of the Buyer or the Seller, in accordance with the basis of allocation set forth on Schedule 3.1 hereto. The Buyer and the Seller further agree that they will prepare and file asset acquisition statements on

Form 8594 reflecting such allocation with their Federal income tax returns for the taxable year that includes the Closing Date.

      3.2. Purchase Price Adjustments.

           (a) Within sixty (60) days after the Closing Date, the Seller shall prepare and deliver to the Buyer an audited statement of the Acquired Assets and Assumed Obligations for the MMIC Business as of the close of business on the day immediately preceding the Closing Date (the "Closing Balance Sheet"). The Closing Balance Sheet shall be prepared in accordance with GAAP applied on a basis consistent with the October Balance Sheet (as defined in Section 5.5), except that the Closing Balance Sheet (i) will be prepared in accordance with the accounting procedures set forth on Schedule 3.2(a) hereto, (ii) will not include any cash or cash equivalents of the MMIC Business, (iii) will not have an accrual for Income Taxes payable by the Seller and (iv) will not contain any intercompany accounts.

           (b) When the Seller delivers the Closing Balance Sheet, the Seller shall also deliver a certificate (i) certifying that the Closing Balance Sheet was prepared in accordance with paragraph (a) above, and (ii) containing the Seller's calculations, based on the Closing Balance Sheet and calculated in a manner consistent with the Model Statement (as defined below) (the "Seller's Proposed Calculations"), of the Net Assets as of the Closing Date. As used in this Agreement "Net Assets" means the difference of (x) the book value of the total assets of the MMIC Business (including, without limitation, equipment, accounts receivable, inventory, prepaid expenses and deferred charges, but excluding cash and cash equivalents and intercompany accounts) constituting part of the Acquired Assets less (y) the book value of the total liabilities of the MMIC Business (including, without limitation accounts payable and accrued expenses, but excluding pension and accumulated post-retirement benefits, intercompany accounts and retained earnings) constituting part of the Assumed Obligations. Attached hereto as Schedule 3.2(b) is a preliminary statement of Net Assets as of October 31, 1997, based upon the balance sheet of the MMIC Business as of October 31, 1997 and the procedures for calculating Net Assets as provided above (the "Model Statement").

           (c) Within thirty (30) days after receipt of the Closing Balance Sheet and the accompanying certificate, the Buyer shall notify the Seller of its agreement or disagreement with the Closing Balance Sheet and the accuracy of any of the Seller's Proposed Calculations; provided, that the Buyer may only dispute the Closing Balance Sheet and the Seller's Proposed Calculations to the extent that they deviate from the requirements of paragraphs (a) and (b) above. If the Buyer disputes any such aspect of the Closing Balance Sheet or the amount of any of the Seller's Proposed Calculations, then the Buyer shall have the right to direct its independent accountants, at the Buyer's expense, to review and test the Closing Balance Sheet. The Buyer's accountants shall complete their review and test within thirty (30) days after the date the Buyer disputes the Seller's Proposed Calculations. If the Buyer and its independent accountants, after such review and test, still disagree with the Seller's Proposed Calculations, and the Seller does not accept the Buyer's proposed alternative calculations (the "Buyer's Proposed Calculations"), then, within thirty (30) days after the date of the Seller's rejection of the Buyer's Proposed Calculations, the Seller and the Buyer shall select a third nationally recognized independent accounting firm (the "Independent Accounting Firm") to resolve the remaining disputed items (the "Remaining Disputed Items") by conducting its own review and test of the Closing Balance Sheet and thereafter selecting either the Buyer's Proposed Calculation of the Remaining Disputed Items or the Seller's Proposed Calculation of the Remaining Disputed Items or an amount in between the two. The Independent Accounting Firm shall be instructed (i) that the scope of its review shall be limited solely to the Remaining Disputed Items, (ii) that it shall accept the Closing Balance Sheet and the Seller's Proposed Calculations except to the extent that they deviate from the requirements of paragraphs (a) and (b) above, and (iii) that it is to use every reasonable effort to complete such assignment and deliver copies of such opinion and, if required, a revised Closing Balance Sheet to the Buyer and the Seller within thirty (30) days following the date such Remaining Disputed Items are referred to it. The Buyer and the Seller agree that they shall be bound by the determination of the Remaining Disputed Items by the Independent Accounting Firm. The fees and expenses of the Independent Accounting Firm shall be paid jointly by the Buyer and the Seller.

           (d) Upon the determination pursuant to paragraph (c) of this Section
      3.2 of the definitive Closing Balance Sheet and the Net Assets as of the Closing Date, the Purchase Price shall be either (i) increased by the amount, if any, by which the amount of Net Assets is greater than $23,637,000 or (ii) decreased by the amount, if any, by which the amount of Net Assets is less than $23,437,000 (the "Adjustment"). If the Purchase Price is increased, the Buyer shall pay such amount to the

      Seller, and if the Purchase Price is decreased, the Seller shall pay such amount to the Buyer. Any such payment shall be made in cash or same day funds within ten (10) days after the determination of the Adjustment pursuant to paragraph (c). Any such payment shall bear interest at a rate equal to the "Prime Rate" as set forth from time to time in The Wall Street Journal "Money Rates" column from the Closing Date to the date preceding payment.

     3.3. Call Option on Shares. For a period of 180 days after the Closing Date, the Buyer may, at its option, repurchase from the Seller, and the Seller will at the request of the Buyer sell to the Buyer, all (but not less than all) of the Shares constituting the Stock Portion at a purchase price equal to $19,500,000 (or, in the event that the proviso to the second sentence of Section 3.1 is applicable, such lesser amount corresponding to the value, based on the Closing Trading Price, of the Shares constituting the Stock Portion) (the "Call Price"). By written notice to the Seller received not later than the 180th day after the Closing Date, the Buyer may extend such period for an additional 180 days after such 180th day after the Closing Date, provided that the Buyer shall pay the Seller interest on a monthly basis at the daily rate equivalent of 1% per month on the amount of the Call Price for the portion of such additional 180 day period during which the Shares constituting the Stock Portion have not been repurchased. The Buyer's call rights under this Section
3.3 shall be exercisable by the Buyer by written notice to the Seller specifying the date and time of a closing for the repurchase (the "Call Notice"), which shall be held at the offices of Bingham Dana LLP, 150 Federal Street, Boston, Massachusetts, not earlier than five (5) days nor later than ten (10) days after delivery of the Call Notice to the Seller. The receipt of a Call Notice by the Seller shall constitute a binding agreement of the Buyer to purchase the Shares constituting the Stock Portion from the Seller in accordance with this Section 3.3. At the closing of the call option, the Buyer shall pay the Seller the Call Price (plus any accrued but unpaid interest thereon in accordance with this Section 3.3) in cash or by wire transfer of same day funds, in exchange for the transfer of the Shares constituting the Stock Portion from the Seller to the Buyer. The Buyer's call rights set forth in this Section 3.3 shall lapse if not exercised within the time periods specified above in accordance with the provisions hereof.

     3.4. Delay in Demand Registration. In the event that (i) the Seller, at any time after the 180th day after the Closing, requests the Buyer in writing to file a registration statement with respect to any of the Shares pursuant to
Section 2 of the Amended Registration Rights Agreement, (ii) the Buyer requests that the filing of such registration statement be delayed for a period not in excess of 180 days by delivery to the Seller of a certificate signed by the Chairman of the Board of the Buyer pursuant to Section 2(d)(ii) of the Amended

Registration Rights Agreement stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Buyer and its shareholders for such registration statement to be filed and that it is therefore essential to defer the filing of such registration statement, and
(iii) the Buyer has not extended its call option under Section 3.3 for an additional 180 days after the 180th day after the Closing Date and is therefore not paying the Seller interest as contemplated by Section 3.3, the Buyer shall pay the Seller interest on a monthly basis at the daily rate equivalent of 1% per month on the amount of the Call Price for the period of such delay.


                                   Article 4

                                    Closing

     4.1. Time and Place. The closing of the transfer and delivery of all documents and instruments necessary to consummate the transactions contemplated by this Agreement (the "Closing") shall be held at the offices of Bingham Dana LLP, 150 Federal Street, Boston, Massachusetts, on the fifth business day following completion of the regulatory approval referred to in Sections 7.1 and 7.2, but in any case on or before January 26, 1998, or at such other time or such other place as the Buyer and the Seller may agree. The date on which the Closing is actually held hereunder is sometimes referred to herein as the "Closing Date". The Closing will be deemed to be effective for purposes of this Agreement as of 11:59 p.m. in Dallas, Texas on the Closing Date.

     4.2. Transactions at Closing. At the Closing:

           (a) The Seller shall duly execute and deliver to the Buyer or its nominee or nominees such bills of sale, certificates of title and other instruments of assignment or transfer with respect to the Acquired Assets as the Buyer may reasonably request and as may be necessary to vest in the Buyer all of the Seller's title to the Acquired Assets.

           (b) The Buyer shall deliver the Cash Portion of the Purchase Price by wire transfer to the Seller and the Stock Portion of the Purchase Price by delivery of stock certificates in appropriate form.

           (c) The Buyer shall duly execute and deliver to the Seller such instruments of assumption with respect to the Assumed Obligations as the Seller may reasonably request.

           (d) The Buyer and the Seller, as applicable, shall each duly execute and deliver the Intellectual Property Agreement, the Master Services Agreement, the Supply Agreement, the Sublease Agreements, the Amendment to Registration Rights Agreement and the Non-Disclosure Agreement (as such terms are defined in Article 9 hereof and, collectively with this Agreement, the "Transaction Documents").


                                   Article 5

                    Representations And Warranties Of Seller

     The Seller represents and warrants to the Buyer as follows:

     5.1. Incorporation; Authority. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on the MMIC Business as now conducted.

     5.2. Rights to Sell Acquired Assets; Approvals; Binding Effect. The Seller has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents, to perform all of its agreements and obligations hereunder and thereunder in accordance with their terms, and to sell and transfer to the Buyer all of the Acquired Assets. This Agreement has been duly executed and delivered by the Seller and constitutes, and the Transaction Documents when executed and delivered by the Buyer will constitute, the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such validity, binding effect or enforcement may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by equitable principles relating to the availability of remedies.

     5.3. No Defaults. Except for consents to transfer with respect to any agreement that is part of the Acquired Assets and except as set forth on
Schedule 5.3, and the consent referred to in Section 7.1 hereof, the entering into of this Agreement and the other Transaction Documents, the performance and compliance by the Seller with the terms hereof and thereof, and the consummation of all the transactions contemplated hereby and thereby, will not either currently, or after notice or lapse of time or both:

           (a) result in a violation of any provision of the charter, by-laws or other organizational documents of the Seller; or

           (b) result in a violation by the Seller of any statute, regulation, order, law, ordinance or restriction applicable to the Seller, other than any violation which would not have a Material Adverse Effect; or

           (c) result in a violation by the Seller of any judgment, order or decree of any court or judicial or quasi-judicial tribunal applicable to the Seller, other than any violation which would not have a Material Adverse Effect; or

           (d) violate or conflict with or result in a breach of, or constitute a default or acceleration of or give rise to a right of termination (or an event which with notice or lapse of time or both would become a default) under, any provision of any contract, indenture, mortgage, lease, agreement or other instrument primarily related to the MMIC Business to which the Seller is a party or to which the MMIC Business is subject, which would individually or in the aggregate have a Material Adverse Effect.

     5.4. Title to Assets. (a) The Seller owns or has the right to transfer all of the Acquired Assets. At and as of the Closing, the Seller will convey to the Buyer good and marketable title to the Acquired Assets, free and clear of all Encumbrances (as defined in Article 17) except for Permitted Encumbrances (as defined in Article 17); provided, however, that this paragraph (a) shall not be considered a representation or warranty as to the non-infringement of any of the intellectual property referred to in the Intellectual Property Agreement.

     (b) Except as set forth on Schedule 5.4, the Acquired Assets and the Subleases, when utilized by a labor force substantially similar to that utilized by the Seller for the MMIC Business as of the date of this Agreement, and taken together with the services to be provided by the Seller pursuant to the Master Services Agreement and the other assets to be made available to the Buyer as provided in Section 1.3, are sufficient for the fulfillment by the Buyer of its obligations under the Supply Agreement as they exist as of the Closing Date and are adequate to conduct the MMIC Business after the Closing Date in the same manner in all material respects as such business was conducted immediately prior to the Closing Date. The preceding sentence shall not be construed as a representation as to the adequacy or scope of the intellectual property to be conveyed, licensed or sublicensed pursuant to the Intellectual

Property Agreement, with respect to which the Seller is making representations and warranties as provided in Section 5.11.

     (c) The Acquired Assets constituting tangible personal property are in good working condition, ordinary wear and tear excepted, have been properly maintained in all material respects, are suitable in all material respects for the purposes for which they are used, and conform in all material respects to the requirements of all laws, ordinances and regulations applicable to their use and ownership or lease by the Seller; and the buildings and structures containing the space to be leased to the Buyer pursuant to the Subleases are suitable in all material respects and properly zoned for the purpose for which they are currently used, have been properly maintained in all material respects to the extent the Seller is required to do so, and there are no material outstanding work orders with respect to any maintenance, repair or alterations to be performed by the Seller thereon.

     5.5. Financial Statements. The Seller has furnished to the Buyer, and attached as Schedule 5.5 hereto are, copies of the unaudited balance sheet of the MMIC Business as of October 31, 1997 (the "October Balance Sheet"), and the unaudited income statement of the MMIC Business for the one month period then ended (the "October Income Statement"). Each of such financial statements has been prepared in accordance with the Seller's accounting policies and practices except as otherwise noted on Schedule 5.5; and except as otherwise noted on
Schedule 5.5, the October Balance Sheet fairly presents in all material respects the financial condition of the MMIC Business as of October 31, 1997, with the exception that the October Balance Sheet excludes an allocation for costs associated with certain services currently provided to the MMIC Business by Seller and Raytheon Company.

     5.6. Absence of Certain Changes. Except as set forth on Schedule 5.6, from October 31, 1997 to the date of this Agreement the MMIC Business has operated only in the ordinary course and there has not been:

           (a) any change in the condition (financial or otherwise), results of operations, assets, liabilities or business of the MMIC Business other than changes arising in the ordinary course of business, none of which, individually or in the aggregate, has had a Material Adverse Effect (as defined in Article 17);

           (b) any acquisition or disposition by the Seller outside the ordinary course of business of any asset or property used primarily in the MMIC Business or necessary to and previously used in the MMIC Business;

           (c) any damage, destruction or casualty loss to any asset of the Seller and relating to the MMIC Business, whether or not covered by insurance, which has had a Material Adverse Effect;

           (d) any increase in (or commitment to increase) the compensation, pension or other benefits payable or to become payable to any of the officers, employees, agents or representatives of the MMIC Business or any bonus payments or arrangements made to or with any of them, that will constitute an Assumed Obligation, other than (i) increases amounting to less than $25,000 in the aggregate and effected on a basis consistent with the past practice of the Seller and (ii) any increase required under the terms of any of the benefit plans listed on Schedule 5.10(a) or (b) hereto;

           (e) any voluntary forgiveness or cancellation of any debt or claim of the MMIC Business in excess of $5,000 or any voluntary waiver of any right of material value other than compromises of accounts receivable in the ordinary course of business;

           (f) the imposition of any Encumbrance on any of the assets of the MMIC Business except for Permitted Encumbrances;

           (g) any disposition of or lapse of any intellectual property right or termination of any agreement under which the Seller (insofar as it relates to the MMIC Business) has any right or license, the disposition, lapse or termination of which would have a Material Adverse Effect;

           (h) any lapse, termination or expiration of any contract or agreement, including any joint venture agreement, teaming agreement, distribution agreement, supply agreement, license agreement, personal property lease or development contract, to which the Seller (insofar as it relates to the MMIC Business) had been a party, the lapse, termination or expiration of which would have a Material Adverse Effect; or

           (i) any intercompany transactions relating to the MMIC Business with any Affiliate (as defined in Article 17) of the Seller, except (i) in the ordinary course operation of the MMIC Business or (ii) involving consideration or transfers in any one transaction of not more than $25,000 and not more than $100,000 in the aggregate.

     5.7. Litigation, etc. As of the date of this Agreement, no proceeding, arbitration, action or suit is pending or, to the knowledge of the Seller, threatened against the Seller (insofar as it relates to the MMIC Business), except as set forth on Schedule 5.7 hereto and except for any such proceeding, arbitration, action, or suit that alleges claims, singly or in the aggregate, in excess of $100,000. As of the date of this Agreement, the Seller (insofar as it relates to the MMIC Business) has not received any written notice from any Governmental Entity of any pending or threatened governmental investigation relating to the MMIC Business which, if concluded with a determination adverse to the MMIC Business, would have a Material Adverse Effect.

     5.8. Labor Relations. Except as set forth on Schedule 5.8, as of the date of this Agreement there is no charge pending or, to the knowledge of the Seller, threatened against the Seller alleging, with respect to any employee or employees of the MMIC Business, any violation of any statute or regulation relating to employment and employment practices, or any violation of any collective bargaining agreement, any unlawful discrimination in employment practices or any unfair labor practices before any court, agency, or other judicial or arbitral body, except for any such violation that would not individually or in the aggregate be in excess of $100,000. As of the date of this Agreement, there is no labor strike, dispute, slow-down or work stoppage actually pending or, to the Seller's knowledge, threatened against the Seller (with respect to employees of the MMIC Business). No employees of the MMIC Business are covered by any collective bargaining agreement, and no collective bargaining agreement or other labor union agreement or agreement with organized labor for employees of the MMIC Business is currently being negotiated or pending negotiation. Except as set forth on Schedule 5.8 hereto, there has been no material concerted work stoppage with respect to the MMIC Business during the last three years.

     5.9. Contracts. Except for contracts, commitments, plans, agreements and licenses listed on Schedules 1.1(g), 1.1(h), 5.9, 5.10(a) or 5.10(b), as of the date of this Agreement, the Seller (insofar as it relates primarily to the MMIC Business) is not a party to or otherwise bound by:

           (a) any contract or purchase order to sell products or provide services to any customer (i) providing for payments in excess of $100,000 or (ii) having a term greater than one calendar year;

           (b) except for any contract or agreement that is terminable upon less than 90 days' notice by the Seller or that will not constitute an

      Assumed Obligation, any contract or agreement with any director, officer or employee of the MMIC Business (i) providing for total annual compensation in excess of $100,000 or (ii) having a term greater than one calendar year;

           (c) any contract for the lease or sublease as lessee, lessor, sublessee or sublessor of real or personal property of the MMIC Business, or any license of computer software used primarily in the MMIC Business, requiring payments in excess of $25,000 per year;

           (d) except for purchase orders issued in the ordinary course of business, any contract requiring payments in excess of $25,000 for the purchase or sale of any personal property used primarily in the MMIC Business;

           (e) any contract or agreement containing non-competition covenants limiting the freedom of the Seller to operate the MMIC Business, or any exclusive licensing agreement with respect to any MMIC Business Intellectual Property;

           (f) any partnership, joint venture, teaming, consortium, or other similar contract, arrangement or agreement representing more than 5% of the MMIC Business' sales in 1996 or that the Seller reasonably believes as of the date of this Agreement will represent more than 5% of the MMIC Business' sales in 1997;

           (g) any development contracts relating primarily to the MMIC Business and requiring estimated or actual annual expenditures by Seller in 1997 in excess of $100,000; or

           (h) any contract or agreement for guaranty, indemnity or suretyship of Indebtedness of the MMIC Business in excess of $25,000.

     Neither the Seller nor, to the knowledge of the Seller, any other party to any contract, agreement, lease or instrument listed on Schedules 1.1(g), 1.1(h), 5.9, 5.10(a) or 5.10(b) (collectively, the "Contracts") is, as of the date of this Agreement, in default in complying with any provisions thereof, except for any such default that would not have a Material Adverse Effect. All Contracts are valid, legally binding and enforceable in accordance with their respective terms in all material respects. As of the date of this Agreement, there is no pending written claim or request, or to the Seller's knowledge, no threatened claim or request, for equitable adjustment under any Government Contract (as defined in Article 17) that would reasonably be expected to have a

Material Adverse Effect. As of the date of this Agreement, except where the same would not, individually or in the aggregate, have a Material Adverse Effect, the Seller has not (i) received any written notice of the intention of any party to terminate any Contract, whether as a termination for convenience or for default of the Seller thereunder, or (ii) received any written cure notice or show cause notice (as defined in the Federal Acquisition Regulations
Part 49, P. 49.607(a) and (b), respectively) in respect of any Government Contract. The MMIC Business is in compliance with all obligations relating to any equipment or fixtures owned by any Governmental Entity and loaned, bailed or otherwise furnished to or held by any part of the MMIC Business, except where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect.

      5.10.  Pensions and Benefits.

           (a) Except as set forth on Schedule 5.10(a) hereto, as of the date of this Agreement, the Seller does not maintain or have any obligation to make contributions to, any employee benefit plan (an "ERISA Plan") within the meaning of Section 3(3) of the United States Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any other retirement, profit sharing, stock option, stock bonus or other benefit program (a "Non-ERISA Plan"), in either case, for the benefit of any officers, employees or consultants of the MMIC Business. The Seller has heretofore delivered or made available to the Buyer copies or summaries of each such ERISA Plan and Non-ERISA Plan and any associated funding instruments and, with respect to any such ERISA Plan, the most recently completed annual report (with any required attachments), the most recent IRS determination letter, and any other advisory opinions or rulings applicable to such Plan.

           (b) To the Seller's knowledge, except as set forth on Schedule 5.10(b), all of Seller's ERISA Plans and Non-ERISA Plans have been maintained and operated in all material respects in accordance with all federal, state, provincial and local laws applicable to such plans, and the terms and conditions of the respective plan documents.

     5.11. Intellectual Property. (a) Schedule 5.11 hereto sets forth a list of the patents, pending patent applications, invention disclosures and mask works that will be transferred to the Buyer at the Closing. Pursuant to the Intellectual Property Agreement (as defined in Article 9 hereof), and subject to the terms, conditions and restrictions set forth therein, the Buyer shall, as of the Closing Date, have the right to use, hold for use or otherwise exploit (to the extent set forth in the Intellectual Property Agreement) all the MMIC Business Intellectual Property, whether or not set forth in Schedule 5.11, in a manner not materially different than that in which such MMIC
Business Intellectual Property is or may be used, held for use or otherwise exploited by the Seller in the MMIC Business as of the date hereof and as of the Closing Date. The Seller and the Buyer acknowledge that the foregoing representation and warranty is not intended to act as a limitation on the use by the Buyer of the MMIC Business Intellectual Property.

     (b) The Seller owns or has the right to use all material MMIC Business Intellectual Property on the date hereof and as of the Closing Date. The MMIC Business Intellectual Property is not subject to any material Encumbrances, other than Permitted Encumbrances, and is not subject to any obligations inconsistent with the terms of the Intellectual Property Agreement. The Seller has used commercially reasonable measures to protect the secrecy, confidentiality and value of the material MMIC Business Intellectual Property. To the knowledge of the Seller, no material MMIC Business Intellectual Property (other than unregistered copyrights) has been used, divulged or appropriated for the benefit of any Person other than the Seller, except where such use, divulgence or appropriation would not, individually or in the aggregate, have a Material Adverse Effect.

     (c) As of the date hereof, Seller has not made any claim in writing of a violation, infringement, misuse or misappropriation by others of rights of the Seller to or in connection with any material MMIC Business Intellectual Property.

     (d) As of the date hereof, there is no pending or to the knowledge of the Seller, threatened claim by any third Person of a violation, infringement, misuse or misappropriation by the Seller in connection with the MMIC Business of any patents, trademarks, copyrights, mask works or trade secrets owned by any third Person, or of the invalidity of any patent included in the MMIC Business Intellectual Property, that would, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of the Seller, the conduct of the MMIC Business by the Buyer following the Closing in the manner currently conducted by the Seller will not result in the infringement of any patent, trademark, copyright, mask work or trade secret owned by any third Person that would, individually or in the aggregate, have a Material Adverse Effect. There are no interferences or other contested inter partes proceedings, either pending or, to the knowledge of the Seller, threatened, in any domestic or foreign copyright office, patent and trademark office or any other Governmental

Entity relating to any pending application with respect to any material MMIC Business Intellectual Property.

     5.12. Governmental Consent. Except for the approval required with respect to the DOJ and DOD (as such terms are defined in Section 7.1) and the other consents referred to in Section 7.2, consents to transfer required with respect to contracts with governments or governmental agencies and for those items set forth on Schedule 5.12, no consent, approval or authorization of or registration, designation, declaration or filing with any Governmental Entity, on the part of the Seller, is required in connection with the consummation of any of the transactions contemplated hereby, except for any approval, authorization, registration, designation, declaration or filing that, if not obtained or made, would not have a Material Adverse Effect, and would not materially adversely affect the ability of the Seller to perform its obligations under this Agreement.

      5.13. Compliance with Laws, Etc. Except as set forth on Schedule 5.13 hereto, the Seller (insofar as it relates to the operation of the MMIC Business) is in compliance with all laws, statutes, governmental regulations and all judicial or administrative tribunal orders, judgments, writs and injunctions applicable to it, except for any non-compliance that would not have a Material Adverse Effect.

     5.14 Equipment. Schedule 1.1(a) hereto sets forth a complete and accurate list as of September 30, 1997 of all of the Seller's Equipment having a book value in excess of $500.

     5.15. Location of Inventories. Except for the MMIC Facilities, Schedule
5.15 hereto specifies all locations at which Inventories having an aggregate value in excess of $100,000 are located as of the date of this Agreement.

     5.16. Customers. Schedule 5.16 hereto sets forth a list of each paying account that represented more than 5% of gross sales in 1996 of the MMIC Business.

     5.17. Environmental Matters. (a) (i) Except as referenced on Schedule 5.17, the MMIC Business is in compliance with all applicable Environmental Laws except where the failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect.

           (ii) The MMIC Business has all licenses, permits, concessions, orders, authorizations, approvals and registrations required under Environmental Laws for the operation of the MMIC Business as presently conducted (the "Environmental Permits") and as of the date of this

      Agreement there are no existing violations and there are no pending investigations or proceedings by any Governmental Entity nor to the knowledge of the Seller are any investigations or proceedings threatened, with respect to the Environmental Permits except where the failure to have such Environmental Permits or where the violation, investigation or proceeding relating thereto would not, individually or in the aggregate, have a Material Adverse Effect.

         (iii) Since December 31, 1994, no notice, notification, demand, request for information, citation, summons, complaint or order has been received by the Seller or, to the knowledge of the Seller, is pending or threatened by any Person against, any part of the MMIC Business nor has any material penalty been assessed against any part of the MMIC Business with respect to any alleged violation of any Environmental Law or liability thereunder, other than where such notice, notification, demand, request for information, citation, summons, complaint or order has been fully resolved, or where resolution would not, individually or in the aggregate, have a Material Adverse Effect.

          (iv) To Seller's knowledge, as of the date of this Agreement, no Hazardous Substance has been discharged, generated, treated, manufactured, handled, stored, transported, emitted, released or is present at any property now or previously owned, leased or operated by any part of the MMIC Business in violation of any Environmental Law, which circumstance, individually or in the aggregate, would have a Material Adverse Effect.

     (b) Since January 1, 1994, there has been no environmental investigation conducted of which the Seller has knowledge in relation to the MMIC Business or any property or facility now or previously owned or leased with respect to the MMIC Business with respect to any matter which has had or would, individually or in the aggregate, have a Material Adverse Effect.

     5.18. Brokers. Except for Credit Suisse First Boston Corporation, whose fees and expenses will be paid by the Seller, no finder, broker, agent or other intermediary has worked for or on behalf of the Seller in connection with the negotiation or consummation of the transactions contemplated hereby.

     5.19 Taxes. Except as set forth on Schedule 5.19, as of the date of this Agreement the Seller has timely filed within the time period for filing or any extension granted, or appropriately amended, with respect thereto all federal, state, local and other returns, estimates and reports ("Returns") relating to any and all Taxes or other governmental charges, obligations or fees including any secondary or transferee liability for taxes and any related interest or penalties it is required to file and such Returns were true and correct when filed and were completed in accordance with applicable law in all material respects. Except for Taxes contested in good faith and which are disclosed in
Schedule 5.19, as of the date of this Agreement the Seller has paid all Taxes it is required to pay and has withheld with respect to the Seller's employees, all federal and state income Taxes, FICA, FUTA and other Taxes required to be withheld. No Tax Return of the Seller relating to the MMIC Business has been examined or audited by the IRS or any other taxing authority. As of the date of this Agreement there are no pending or, to the Seller's knowledge, threatened audits, examinations, assessments, asserted deficiencies or claims for additional Taxes with respect to the Seller. There are (and as of the Closing there will be) no Encumbrances, other than Permitted Encumbrances, relating to or attributable to Taxes, which if adversely determined, would result in an Encumbrance, other than a Permitted Encumbrance, on the Acquired Assets or would otherwise have a Material Adverse Effect upon the MMIC Business.

      5.20 Absence of Undisclosed Liabilities.

     (i) As of October 31, 1997, the Seller did not have any liability or obligation (absolute, accrued, contingent or otherwise) primarily related to the MMIC Business of a nature required by GAAP to be reflected on the October Income Statement or October Balance Sheet or disclosed in the notes thereto, and from October 31, 1997 to the date of this Agreement the Seller has not incurred any liability primarily related to the MMIC Business, in each case except: (i) liabilities stated or adequately reserved against in the October Balance Sheet; and (ii) liabilities incurred in the ordinary course of business and which are not individually or in the aggregate material to the financial condition or earnings of the Seller insofar as it relates to the MMIC Business or the value of the Acquired Assets; and

     (ii) As of the date of this Agreement, the Seller has not been notified in writing that any material supplier, client or customer of the Business had made, or intends to make, a reduction in its present level of business with the Seller as a result of this Agreement and the transactions contemplated hereby or for any other reasons.

     5.21 Licenses. Except as disclosed on Schedule 5.21, all rights to operate under all governmental licenses, permits, franchises and approvals and all related vendor numbers which are required to conduct the MMIC Business, where and as such MMIC Business is conducted ("Licenses") are, and will be immediately before the Closing, valid and in full force and effect and enforceable in all material respects. Except as noted on Schedule 5.21, all of such Licenses require the consent of, or a filing or qualification with, the permitting or licensing authority with respect to the transactions contemplated by this Agreement.

     5.22  Collectibility of Gross Accounts Receivable. Except as indicated on
Schedule 5.22, as of the date of this Agreement the gross accounts receivable reported on the October Balance Sheet represent valid claims against account debtors for goods delivered or services rendered by the Seller. To the Seller's knowledge, except as set forth on Schedule 5.22 as of the date of this Agreement there is no reason why all such gross accounts receivable will not be collected in the ordinary course of business, and as of the date of this Agreement such gross accounts receivable are not subject to set-off or counterclaim.

     5.23. Investment Representations.

     (a) Purchase Entirely for Own Account. This Agreement is made with the Seller in reliance upon the Seller's representation to the Buyer, which by the Seller's execution of this Agreement the Seller hereby confirms, that the Shares to be acquired by the Seller will be acquired for investment for the Seller's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof except pursuant to the Amended Registration Rights Agreement or the call option referred to in Section 3.3 hereof and that the Seller has no present intention of selling, granting any participation in, or otherwise distributing the same, except pursuant to the Amended Registration Rights Agreement or the call option referred to in Section
3.3 hereof.

     (b) Disclosure of Information. The Seller represents that it has had an opportunity to ask questions and receive answers from the Buyer regarding the terms and conditions of the transactions contemplated by this Agreement. The foregoing, however, does not limit or modify the representations and warranties of the Buyer in Article 6 of this Agreement or the right of the Seller to rely thereon.

     (c) Investment Experience. The Seller understands that the Shares have not been, and prior to an appropriate registration statement's becoming effective will not be, registered under the Securities Act of 1933, as amended (the "Securities Act"), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Seller's representations as expressed herein. The Seller acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Shares.

     (d) Legends. The Seller understands that the Shares may bear one or all of the following legends:

         (i) "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED."

        (ii) Any legend required by the Blue Sky laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

         A certificate shall not bear such legends if in the opinion of counsel reasonably satisfactory to the Buyer the securities represented thereby may be publicly sold without registration under the Securities Act and any applicable state securities laws.

     (e) Restricted Securities. The Seller understands that the Shares are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Buyer in a transaction not involving a public offering and that under such laws and applicable regulations such Shares may be resold without registration under the Securities Act only in certain limited circumstances. The Seller acknowledges that the Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available.

     (f) Accredited Investor. The Seller is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

                                   Article 6

                  Representations and Warranties of the Buyer

          The Buyer represents and warrants to the Seller as follows:

     6.1. Organization and Standing of the Buyer. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer has all required corporate power and authority to enter into this Agreement and the other Transaction Documents, to perform all of its agreements and obligations hereunder and thereunder in accordance with their terms and to purchase the Acquired Assets from the Seller.

     6.2. Corporate Approval; Binding Effect. The Buyer has obtained all necessary authorizations and approvals from its Board of Directors and shareholders required for the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Buyer and constitutes, and the other Transaction Documents when executed and delivered will constitute, the legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with their terms, except as such validity, binding effect or enforcement may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by equitable principles relating to the availability of remedies.

     6.3. Non-Contravention. The execution, delivery and performance by the Buyer of this Agreement and the other Transaction Documents will not result in any violation of or be in conflict with its Certificate of Incorporation or By-Laws, or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to it, or be in conflict with or constitute a default under any of the foregoing.

     6.4. Government Consents, Etc. Except for the approvals referred to in
Section 5.12, no consent, approval or authorization of or registration, designation, declaration or filing with any Governmental Entity, Federal or other, on the part of the Buyer is required in connection with the purchase of the Acquired Assets pursuant to this Agreement or the consummation of any other transaction contemplated hereby.

     6.5. Buyer's Capabilities. The Buyer intends to use the Acquired Assets as part of a viable, ongoing business or businesses engaged in the development, production and sale of MMICs. The Buyer has the managerial, operational and financial capability to compete effectively in the development, production and sale of MMICs for advanced DOD (as hereinafter defined) radar systems and is eligible to receive the applicable DOD security clearances necessary for such activities. The Buyer has adequate financing or financial resources available to consummate the transactions contemplated by this Agreement.

     6.6. Brokers. No finder, broker, agent or other intermediary has worked for or on behalf of the Buyer in connection with the negotiation or consummation of the transactions contemplated hereby.

      6.7. Capital Stock. The authorized capital stock of the Buyer consists of
(a) 5,000,000 shares of Preferred Stock, $.001 par value, and (b) 25,000,000 shares of Common Stock, $.001 par value. As of the close of business on December 31, 1997, 8,497,427 shares of Common Stock of the Buyer and no shares of Preferred Stock of the Buyer were issued and outstanding. All of the outstanding shares of capital stock of the Buyer are duly authorized, validly issued, fully paid and nonassessable. No class of capital stock of the Buyer is entitled to preemptive rights. No options, warrants or other rights to acquire capital stock from the Buyer are outstanding, other than as set forth in the Buyer SEC Reports (as hereinafter defined) or as set forth in Schedule 6.7 hereto. Except as set forth in the Buyer SEC Reports, there are no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote or which are convertible into or exercisable for securities having the right to vote with stockholders of the Buyer on any matter. The Buyer SEC Reports or Schedule 6.7 hereto list, and the Buyer has delivered to the Seller true and complete copies of, all agreements, contracts or understandings, whether oral or written, relating to shares of capital stock of the Buyer or options, warrants or other rights to acquire capital stock of the Buyer (including, without limitation, any agreements, contracts or understandings regarding registration rights), and all such agreements, contracts and understandings are in full force and effect.

     6.8. Authorization for Shares. The Buyer has taken all necessary action to permit it to issue the number of Shares required to be issued pursuant to
Article 3. The Shares issued pursuant to Article 3 will, when issued, be duly authorized, validly issued, fully paid, nonassessable and free of any Encumbrance and no stockholder of the Buyer will have any preemptive right of subscription or purchase in respect thereof. Assuming the accuracy of the Seller's representations and warranties in Section 5.23 hereof, the Shares will, when issued, be exempt from registration under the Securities Act and any applicable state securities laws.

     6.9. Reports and Financial Statements. The Buyer has filed all reports required to be filed with the Securities and Exchange Commission (the "SEC") since November 1, 1996 through the date hereof (collectively, the "Buyer SEC Reports"), and has previously furnished or made available to the Seller true and complete copies of all Buyer SEC Reports. None of the Buyer SEC Reports, as of their respective dates, contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets (including the related notes) included in the Buyer SEC Reports presents fairly, in all material respects, the consolidated financial position of the Buyer and its subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included therein present fairly, in all material respects, the results of operations, the changes in shareholders equity and cash flows of the Buyer and its subsidiaries for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein. The Buyer has provided to the Seller true and correct copies of the Buyer's unaudited consolidated statement of operations and statement of cash flows for the nine months ended, and the Buyer's unaudited consolidated balance sheet as of, September 27, 1997 (the "Buyer Unaudited Financial Statements"). Such Buyer Unaudited Financial Statements present fairly in all material respects the results of operations and cash flows for the nine months ended, and the financial position of the Buyer and its subsidiaries as of, September 27, 1997, all in conformity with generally accepted accounting principles consistently applied during the period involved except as otherwise noted therein and except for the absence of footnote disclosures, and subject to normal year-end adjustments and any other adjustments described therein. All of the Buyer SEC Reports, as of their respective dates, complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended.

     6.10.Absence of Certain Changes or Events. During the period from September 27, 1997 to the date of this Agreement, the business of the Buyer and its subsidiaries has been conducted only in the ordinary course, consistent with past practice, and neither the Buyer nor any subsidiary of the Buyer has entered into any material transaction other than in the ordinary course, consistent with past practice, and there has not been any change in the condition (financial or otherwise), results of operations, assets, liabilities or business of the Buyer other than changes arising in the ordinary course of business consistent with past practices, none of which, individually or in the aggregate, has had, or is reasonably expected to have, a material adverse effect on the business, operations, assets, liabilities or financial condition of the Buyer and its subsidiaries taken as a whole.

     6.11. Registration Statements. Since the Buyer's Registration Statement on Form S-1 dated December 13, 1993, and the amendments thereto, and the Buyer's Registration Statement on Form S-3 dated August 4, 1995, and the amendments thereto, the Buyer has not filed any registration statement with the SEC, other than Registration Statements on Form S-8. The Buyer is eligible to file with the SEC a Registration Statement on Form S-3 for shares of its Common Stock, including the Shares.

     6.12. Registration Rights Agreement. Attached as Exhibit E-1 hereto is a true, complete and correct copy of the Registration Rights Agreement dated
May 17, 1991 between the Buyer and certain of its stockholders, including all amendments thereto to date (as so amended, the "Registration Rights Agreement"). The Registration Rights Agreement constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, and the Buyer is in compliance with all terms and conditions thereof. The number of Registrable Securities (as such term is defined in the Registration Rights Agreement) outstanding on the date hereof is 461,059 shares of Common Stock of the Buyer, all of which shares are owned of record by Lucent Technologies, Inc., which is the sole Holder (as such term is defined in the Registration Rights Agreement) under the Registration Rights Agreement. A total of three demand registrations remain available to Holders under Section 2 of the Registration Rights Agreement. The right of first offer set forth in
Section 16.3 of the Registration Rights Agreement has expired.


                                   Article 7

                          Certain Regulatory Approvals

     7.1. Department of Justice and Department of Defense. As promptly as practicable, and in any event within two (2) business days following the execution of this Agreement by the parties, the Seller shall notify the U.S. Department of Justice (the "DOJ") and the U.S. Department of Defense ("DOD") of the proposed transaction, in accordance with the terms of Section VI of the Final Judgment; the Seller and the Buyer shall respond with reasonable diligence and dispatch to any request for additional information made in response to such notice; and the Seller shall promptly inform the Buyer of any written notice of objection or non-objection or other material written communications received from the DOJ or the DOD.

     7.2. Hart-Scott-Rodino. To the extent required in connection with the acquisition by the Seller of the Shares, as promptly as practicable, and in any event within ten (10) business days following the execution and delivery of this Agreement by the parties, the Seller and the Buyer shall each prepare and file any required notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), in connection with the transactions contemplated hereby; the Seller and the Buyer shall request early termination of the waiting period thereunder; and the Seller and the Buyer shall respond with reasonable diligence and dispatch to any request for additional information made in response to such filings.

                                   Article 8

                      Conduct Of Business Pending Closing

     The Seller covenants and agrees that, from and after the date of this Agreement and until the Closing, and to the extent the Seller is permitted under the Final Judgment and Hold Separate Order to monitor or affect the actions of the MMIC Business, except as otherwise specifically consented to or approved by the Buyer in writing:

     8.1. Full Access. The Seller shall afford to the Buyer and its authorized representatives such access during normal business hours to all properties, books, records, contracts and documents of the MMIC Business as the Buyer shall reasonably request in connection with its review of the MMIC Business, and the Seller shall furnish or cause to be furnished to the Buyer and its authorized representatives all such information with respect to the MMIC Business as the Buyer may reasonably request. Any such investigation shall be on reasonable prior notice and shall be carried out in such a manner as to minimize any disruption of the MMIC Business.

     8.2. Carry on in Regular Course. Except as may be otherwise contemplated by this Agreement or required by any of the documents listed in any Schedule to this Agreement, the Seller shall carry on the MMIC Business in the ordinary course substantially in the same manner as heretofore.

     8.3. No General Increases. Except for any increase required under the terms of any employment agreement or benefit plan referred to in Section 5.10 and any increase in compensation that will not constitute an Assumed

Obligation, the Seller shall not (i) grant any general or uniform increase in the rates of pay of employees of the MMIC Business, except for increases in salary or wages in the ordinary course operation of the MMIC Business consistent with past practice, or (ii) grant any general, uniform or individual increase in the benefits under any bonus or pension plan or other contract or commitment for the benefit of any employee of the MMIC Business, or to increase the compensation payable or to become payable to officers, key salaried employees or representatives of the MMIC Business, or (iii) increase any bonus, insurance, pension or other benefit plan, payment or arrangement made to, for or with any such officers, key salaried employees or representatives.

     8.4. Sale of Capital Assets. Except as may be otherwise contemplated by this Agreement, the Seller shall not sell or otherwise dispose of any capital assets of the MMIC Business with a book value or fair market value in excess of $5,000 without written consent of Buyer.

     8.5. Insurance. The Seller shall maintain insurance coverage for the MMIC Business comparable to the insurance coverage currently in effect.

     8.6. Preservation of Organization. Except as may be otherwise contemplated by this Agreement, the Seller shall use reasonable efforts under the applicable circumstances to keep the organization and material business relationships of the MMIC Business intact in all material respects.

     8.7. Compliance with Final Judgment. Except as may be otherwise permitted by the DOJ or the DOD, the Seller shall use its reasonable efforts to comply in all material respects with the terms of the Final Judgment and the Hold Separate Order.

     8.8. Advice of Change. The Seller shall advise the Buyer in writing, promptly after becoming aware thereof, of any material change in the condition, operations or assets of the MMIC Business.

     8.9. No Shopping. Prior to any termination of this Agreement pursuant to
Article 15 hereof, the Seller shall not solicit or enter into any agreement with respect to the sale of any substantial portion of the MMIC Business or of the Acquired Assets, or any merger or other business combination of the Seller (solely as it relates to the MMIC Business), to or with any Person other than the Buyer.

                                   Article 9

                  Conditions Precedent To Buyer's Obligations

     The obligation of the Buyer to consummate the Closing is subject to the satisfaction prior to or at the Closing of each of the following conditions (to the extent noncompliance is not waived in writing by the Buyer):

     9.1. Representations and Warranties. The representations and warranties made by the Seller in this Agreement shall have been correct in all material respects when made and shall be correct in all material respects at and as of the Closing (in each case without giving duplicative effect to any materiality qualification contained in such representation or warranty), except to the extent that such representations and warranties are no longer correct due to the consummation prior to the Closing of transactions contemplated hereby.

     9.2. Compliance with Agreement. The Seller shall have performed and complied in all material respects with all of its obligations under this Agreement to be performed or complied with by it prior to or at the Closing (in each case without giving duplicative effect to any materiality qualification contained in such obligation).

     9.3. No Litigation. No restraining order or injunction shall prevent the transactions contemplated by this Agreement and no action, suit or proceeding shall be pending or threatened before any court or administrative body in which it will be or is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

     9.4. Regulatory Clearance.

           (a) All filings required to be made with the DOJ and the DOD under the Final Judgment shall have been completed, and all applicable time periods for review under the Final Judgment shall have expired or have been earlier terminated without any requests for further information, or in the event of such a request for further information, all applicable time periods for review under the Final Judgment shall have expired without the objection of the DOJ or the DOD.

           (b) All required filings under the HSR Act shall have been completed, and all applicable time limitations under the HSR Act shall have expired or have been earlier terminated without a request for further information by the relevant federal authorities under the HSR Act, or in the event of such a request for further information, all applicable time limitations under the HSR Act shall have expired without the objection of such federal authorities.

     9.5. Intellectual Property Agreement. The Seller shall have entered into the Intellectual Property Assignment, License and Sublicense Agreement in the form of Exhibit A attached hereto (the "Intellectual Property Agreement"), and the Intellectual Property Agreement shall be in full force and effect.

     9.6. Supply Agreement. The Seller shall have entered into the Supply Agreement in the form of Exhibit B attached hereto (the "Supply Agreement"), and the Supply Agreement shall be in full force and effect.

     9.7. Master Services Agreement. The Seller shall have entered into the Master Services Agreement in the form of Exhibit C attached hereto (the "Master Services Agreement"), any necessary consent or amendment from TI shall have been obtained, and the Master Services Agreement shall be in full force and effect.

     9.8. Sublease Agreements. The Seller shall have entered into the Sublease Agreements in the form of Exhibits D-1 and D-2 attached hereto with respect to that portion of the MMIC Facilities specified therein (the "Sublease Agreements"), the consent of TI, as lessor, shall have been obtained, and the Sublease Agreements shall be in full force and effect.

     9.9. Amendment to Registration Rights Agreement. The Seller shall have entered into the Amendment to Registration Rights Agreement in the form of Exhibit E-2 attached hereto (the "Amendment to Registration Rights Agreement") and the Amended Registration Rights Agreement shall be in full force and effect.

    9.10. Non-Disclosure Agreement. The Seller shall have entered into the Non-Disclosure Agreement in the form of Exhibit F attached hereto (the "Non-Disclosure Agreement"), and the Non-Disclosure Agreement shall be in full force and effect.

    9.11. TI Amendment. TI shall have entered into an amendment to the Intellectual Property and License Agreement dated as of July 11, 1997, as amended, (the "TI IP Agreement"), in a form sufficient to permit the Seller to enter into the Intellectual Property Agreement, including without limitation such that the sublicense grants with respect to TI Licensed Intellectual Property (as defined in the Intellectual Property Agreement) are consistent with and not outside the scope of the TI IP Agreement (the "TI Amendment"), and the TI Amendment shall be in full force and effect.

     9.12. Voting Trust Agreement. To the extent requested by the DOJ, the Seller shall have entered into a voting trust agreement with respect to the Stock Portion, with such agreement to be in a form reasonably satisfactory to the Seller and Buyer.

                                   Article 10

                  Conditions Precedent To Seller's Obligations

     The obligation of the Seller to consummate the Closing is subject to the satisfaction at or prior to the Closing of each of the following conditions (to the extent noncompliance is not waived in writing by the Seller):

     10.1. Representations and Warranties. The representations and warranties made by the Buyer in this Agreement shall have been correct in all material respects when made and shall be correct in all material respects at and as of the Closing (in each case without giving duplicative effect to any materiality qualification contained in such representation or warranty).

     10.2. Compliance with Agreement. The Buyer shall have performed and complied in all material respects with all of its obligations under this Agreement to be performed or complied with by it prior to or at the Closing (in each case without giving duplicative effect to any materiality qualification contained in such obligation).

     10.3. No Litigation. No restraining order or injunction shall prevent the transactions contemplated by this Agreement and no action, suit or proceeding shall be pending or threatened before any court or administrative body in which it will be or is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

     10.4.  Regulatory Clearance.

           (a) All filings required to be made with the DOJ and the DOD under the Final Judgment shall have been completed, and all applicable time periods for review under the Final Judgment shall have expired or have been earlier terminated without any requests for further information, or in the event of such a request for further information, all applicable time periods for review under the Final Judgment shall have expired without the objection of the DOJ or the DOD.

           (b) All required filings under the HSR Act shall have been completed, and all applicable time limitations under the HSR Act shall have expired or have been earlier terminated without a request for further information by the relevant federal authorities under the HSR Act, or in the event of such a request for further information, all applicable time limitations under the HSR Act shall have expired without the objection of such federal authorities.

     10.5. Intellectual Property Agreement. The Buyer shall have entered into the Intellectual Property Agreement, and the Intellectual Property Agreement shall be in full force and effect.

     10.6. Supply Agreement. The Buyer shall have entered into the Supply Agreement, and the Supply Agreement shall be in full force and effect.

     10.7. Master Services Agreement. The Buyer shall have entered into the Master Services Agreement, any necessary consent or amendment from TI shall have been obtained, and the Master Services Agreement shall be in full force and effect.

     10.8. Sublease Agreements. The Buyer shall have entered into the Sublease Agreements, the consent of TI, as lessor, shall have been obtained, and the Sublease Agreements shall be in full force and effect.

     10.9. Amendment to Registration Rights Agreement. The Buyer shall have entered into the Amendment to Registration Rights Agreement, and the Amended Registration Rights Agreement shall be in full force and effect.

     10.10. Non-Disclosure Agreement. The Buyer shall have entered into the Non-Disclosure Agreement, and the Non-Disclosure Agreement shall be in full force and effect.

     10.11. TI Amendment. TI shall have entered into the TI Amendment, and the TI Amendment shall be in full force and effect.

     10.12. Voting Trust Agreement. To the extent requested by the DOJ, the Seller shall have entered into a voting trust agreement with respect to the Stock Portion, with such agreement to be in a form reasonably satisfactory to the Seller and Buyer.

                                   Article 11

                        Employees and Employee Benefits

     11.1.  Hiring Employees.

           (a) At the Closing, the Buyer will offer employment to all persons who are MMIC Business employees at Closing (including employees on leave, disability or workers compensation) or are subject to outstanding employment offers from the MMIC Business at Closing, except for any persons listed on Schedule 11.1 (as such schedule may be updated by the Buyer at the Closing, provided that the total number does not exceed 32). All such offers shall be for the same pay and comparable benefits as those in effect at Closing. Such offers and the benefits to be provided to the Assumed Employees shall recognize the date of hire and time of service with the Seller for all purposes. All employees accepting such offers are referred to in this Agreement as "Assumed Employees" and their employment with the Buyer will be deemed to have commenced immediately after 11:59 p.m., Dallas local time, on the Closing Date.

           (b) The Buyer agrees that, for a period of 60 days after the Closing Date, it will not cause any of the Assumed Employees hired by it to suffer "employment loss" for purposes of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. ss.ss.2101-2109, and related regulations (the "WARN Act") if such employment loss could create any liability for the Seller, unless the Buyer delivers notices under the WARN Act in such a manner and at such a time that the Seller bears no liability with respect thereto.

           (c) Subject to the Seller having obtained the prior written consent of the DOJ to rehire employees of the MMIC Business pursuant to this
      Section 11.1(c), the Buyer may at any time up to ninety (90) days after the Closing by written notice to the Seller cause the Seller to offer employment to up to 32 (less the number of employees listed on Schedule 11.1, as such schedule may be updated by the Buyer at the Closing) of the Assumed Employees, with such employees to be designated by the Buyer in the notice. All such offers shall be for the same pay and comparable benefits as in effect at the Closing. The persons accepting the Seller's offers of employment are referred to herein as the "Rehired Employees". In the event any persons designated by the Buyer for rehiring do not accept the Seller's employment offer, if the Buyer within the next thirty

      (30) days terminates such employees' employment and the Buyer is responsible for severance to such employees consistent with Section 11.2(b) below, the Seller shall reimburse the Buyer for such severance. In addition, in the event that by the 90th day after the Closing the Seller has not obtained the prior written consent of the DOJ to rehire employees of the MMIC Business pursuant to this Section 11.1(c), the Buyer may by written notice to the Seller designate up to 32 (less the number of employees listed on Schedule 11.1, as such schedule may be updated by the Buyer at the Closing) of the Assumed Employees that the Buyer intends to terminate within the next thirty (30) days. In the event that the Buyer within such thirty (30) day period terminates such employees' employment and the Buyer is responsible for severance to such employees consistent with Section 11.2(b) below, the Seller shall reimburse the Buyer for such severance.

     11.2.  Benefit Plans Generally.

           (a) Liabilities Generally. Except as expressly provided in this Agreement, Seller shall retain exclusive liability and responsibility for providing any and all benefits due and payable to or in respect of all employees of the MMIC Business and related participants and beneficiaries under any ERISA Plan or Non-ERISA Plan in accordance with the terms of such plans and applicable law.

           (b) Benefits Maintenance. Commencing as of the Closing Date and continuing through December 31, 1998 (the "Benefits Continuation Period"), with respect to the Assumed Employees and dependents and beneficiaries thereof, Buyer shall provide compensation, employee welfare plans, stock-based incentive plans and other employee benefits which are substantially comparable in the aggregate to the compensation paid by the Seller, and the plans and other benefits provided (without application of any exclusion for a pre-existing condition) by applicable ERISA and Non-ERISA Plans, immediately prior to the Closing Date, valuing any stock-based compensation, for this purpose, under any reasonable method; provided, that nothing herein shall be construed to require the Buyer to provide Assumed Employees with any pension benefits or retiree medical benefits. During the Benefits Continuation Period, the Buyer shall maintain severance, reduction-in-force and pay-in-lieu-of-notice benefits for the Assumed Employees no less favorable than the severance, reduction-in-force and pay-in-lieu of notice benefits provided to such Assumed Employees by Seller immediately prior to the Closing Date and disclosed on Schedule 5.10(a) or (b).

     11.3 Savings Plan. The Seller will retain all liability and responsibility for the disposition of interests under the Raytheon TI Systems Savings Plan
(the "Savings Plan"), with respect to those employees (or their beneficiaries) of the MMIC Business who, as of the Closing Date, are participants in the Savings Plan. The Seller agrees that it will cause the accounts in the Savings Plan of all such participants to be fully vested as of the Closing Date. Effective as of the Closing Date, Seller shall amend the Savings Plan if and as necessary (i) to cause the active participation of the Assumed Employees therein to cease as of the Closing Date, and (ii) to permit Assumed Employees to elect to take distributions (subject to applicable law) of their accounts thereunder and, if such Assumed Employees so elect, to roll them over, directly or otherwise, in accordance with applicable law and regulations, to an individual retirement account or to one or more defined contribution retirement plans qualified under Section 401(a) of the Code (the "Buyer Defined Contribution Plans") and maintained by Buyer or one of its subsidiaries, and the Buyer Defined Contribution Plans shall accept such rollovers (including to the extent practicable any plan loans).

     11.4 Pension Plans. The Seller will retain all liability and responsibility for the disposition of interests under the Raytheon TI Systems Employees Pension Plan and the Raytheon TI Systems Supplemental Pension Plan (collectively, the "Pension Plans"), with respect to those employees (or their beneficiaries) of the MMIC Business who, as of the Closing Date, are participants in either of the Pension Plans. Effective as of the Closing Date, Seller shall amend the Pension Plans to recognize as service with the Seller for all plan purposes the service of the Assumed Employees with the Buyer, if any, in the Benefits Continuation Period, to recognize as compensation paid by the Seller any compensation paid the Assumed Employees by the Buyer for services rendered in the Benefits Continuation Period, and to recognize, for those Assumed Employees who have at least 15 years of service and are at least age 50 as of the Closing Date, the Seller's "Bridge to Retirement" additional service time benefit, provided the Buyer shall have timely complied with any information request the Seller shall reasonably make to effect all such recognitions. The Seller further agrees that it will cause the accrued benefit of each such employee under the Pension Plans as of the Closing Date and through the Benefits Continuation Period to be fully vested as of the Closing Date.

     11.5 Incentive Plans. Attached as Schedule 11.5 hereto is a description of the Seller's internal sales and marketing incentive plans and retention agreements (the "Incentive Plans"). The Buyer agrees to assume as part of the Assumed Obligations the Seller's obligations under the Incentive Plans, including with respect to the retention agreements Seller's obligations for the current plan year. With respect to any amounts to be paid with respect to 1997, the Seller will pay the amounts due (as set forth in Schedule 11.5) without giving effect to any plan requirement that the Assumed Employees remain employees of the Seller as of February 1, 1998. The Seller agrees to either reimburse the Buyer in cash for all disbursements made by the Buyer in connection with the Incentive Plans or to create an accrued liability on the Closing Balance Sheet for the amount to be disbursed.

     11.6 Stock Option Plan. Seller shall, if appropriate, cause the stock option plans of Raytheon Company (the "Raytheon Stock Plans") to be amended and to make adjustments and take actions (and Buyer shall take such actions as are reasonably required to implement the same) with respect to options (including, without limitation, incentive stock options) on Raytheon Company Common Stock which are outstanding under the Raytheon Stock Plans immediately prior to the Closing Date and which are held by Assumed Employees and are not vested as of the Closing Date (the "Raytheon Options") to provide that, pursuant to the equitable adjustment provisions of the applicable Raytheon Stock Plan, such Raytheon Options will be converted into and represent (pursuant to a methodology consistent with Section 424 of the Code, with respect to the values of Raytheon Common Stock and Buyer Common Stock which are reasonably agreed to by Buyer) the right to acquire from Buyer shares of Buyer Common Stock, with such other amendments and adjustments proposed by Buyer as are reasonable and appropriate consistent with Buyer's current stock option plan. These actions and adjustments shall be made and become effective as soon as reasonably practicable. Any liabilities or other obligations with respect to such converted Raytheon Options shall be Assumed Obligations.

     11.7 Accrued Vacation. The Seller agrees to pay the Assumed Employees, as promptly as practicable after the Closing, an amount equal to their accrued vacation as of the Closing, less any required withholding.


                                   Article 12

                               Certain Covenants

     12.1.  Third Party Consents.

           (a) To the extent that any agreement constituting part of the Acquired Assets is not capable of being transferred by the Seller to the Buyer pursuant to this Agreement without the consent, approval or waiver of a third Person, and such consent is not obtained prior to the Closing, or if such transfer or attempted transfer would constitute a breach thereof or a violation of any law, rule or regulation in the absence of obtaining such an approval, nothing in this Agreement will constitute a transfer or an attempted transfer thereof. Each of the Buyer and the Seller shall use reasonable efforts at its own expense to obtain any such approvals.

           (b) In the event that such consents, approvals and waivers referred to in paragraph (a) are not obtained then the Seller and the Buyer will each use reasonable efforts, each at its own expense, to (i) provide to the Buyer the benefits and burdens of any such agreement, (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits and burdens to the Buyer without incurring any obligation to any other Person other than to provide such benefits to the Buyer, including without limitation the appointment of the Buyer as the agent of the Seller for purposes of such agreement, and (iii) enforce, at the request of the Buyer for the account of the Buyer, any rights of the Seller arising from any such agreement.

     12.2  Novation of Government Contracts.

           (a) As soon as practicable following the Closing, the Buyer shall prepare (with the Seller's assistance), in accordance with Federal Acquisition Regulations Part 42, (P) 42.12 and any applicable agency regulations or policies, a written request meeting the requirements of the Federal Acquisition Regulations Part 42, as reasonably interpreted by the Responsible Contracting Officer (as such term is defined in Federal Acquisition Regulations Part 42, (P) 42.1202(a)), which shall be submitted by Seller to each Responsible Contracting Officer, for the United States Government (i) to recognize the Buyer as the Seller's successor in interest to all the Acquired Assets constituting a Government Contract; and (ii) to enter into a novation agreement (a "Novation Agreement") in form and substance reasonably satisfactory to the Buyer and the Seller and their respective counsel, pursuant to which, subject to the requirements of the Federal Acquisition Regulations Part 42, all of Seller's right, title and interest in and to, and all of the Seller's obligations and liabilities under, each such Government Contract shall be validly conveyed, transferred and assigned and novated to the Buyer by all parties thereto. The Seller shall provide to the Buyer promptly any information regarding the Seller required in connection with such request. The Seller and the Buyer shall each use all reasonable efforts to obtain all consents, approvals and waivers required for the purpose of processing, entering into and completing the Novation Agreements with regard to any of the Government Contracts, including responding to any requests for information by the United States Government with regard to such Novation Agreements.

           (b) In connection with obtaining the consents contemplated in
      Section 12.2(a) hereof, the Seller shall not consent to any modification of any Government Contract included in the Acquired Assets which would adversely affect the rights of the Buyer under such Government Contract without the prior written consent of the Buyer.

     12.3.  Access to Books and Records.

           (a) The Buyer agrees to cooperate with and to make available to the Seller such documents, books, records or information relating to the MMIC Business as of the Closing Date as the Seller may reasonably require after the Closing.

           (b) The Buyer agrees to preserve and protect all books, records, files and data referred to in paragraph (a) above for a period of six (6) years after the Closing Date.

           (c) The Buyer agrees not to destroy any files or records which are subject to this Section 12.3 (i) for the period described in clause (b) of this Section 12.3, and (ii) thereafter, without giving at least thirty
      (30) days' notice to the Seller. Upon receipt of such notice, the Seller may (A) cause to be delivered to it the files or records intended to be destroyed, at the Seller's expense, or (B) notify the Buyer that the Seller will pay the cost of storing and maintaining such files or records (including any necessary costs of moving such files or records to a location under control of the Seller).

     12.4. Use of Raytheon TI Systems Name. The Buyer agrees that promptly after the Closing Date it will cease using any references to the Seller, Parent, TI or any of their respective Affiliates, including any such use in connection with the use of existing supplies of labels, signs, letterhead and other printed materials, except that the Buyer may use up existing stocks of catalogs and other promotional materials so long as they are stickered so as to indicate that the MMIC Business is no longer affiliated with the Seller.

     12.5 Non-Solicitation. After the Closing, for a period of two years from July 2, 1997, except as provided in Section 11.1(c), the Seller shall not (a) solicit to hire any individual who, on July 2, 1997, was an employee of the MMIC Business, or (b) hire any individual who on July 2, 1997, was an employee of the MMIC Business unless (in case of clause (b)) such individual has a written offer of employment from a third Person for a like position.

     12.6 Compliance With Certain Agreements. After the Closing, the Buyer agrees to be bound, insofar as it relates to the MMIC Business, by the provisions of (i) the Settlement Agreement dated February 23, 1995 between Westinghouse Electric Corporation and TI, but only to the extent included in the Assumed Obligations, and (ii) the Supplemental Agreement, dated as of August 28, 1997, between TI and the Seller.

     12.7. Compliance With Final Judgment. After the Closing, the Buyer agrees to be bound by the provisions of the Final Judgment.

     12.8. Best Efforts and Mutual Cooperation. Each of the parties to this Agreement shall use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. The parties hereto will cooperate with each other to obtain as promptly as possible all consents, authorizations, orders or approvals of any third party, whether private or a Governmental Entity, required in connection with the transactions contemplated by this Agreement. The parties hereto agree to coordinate and cooperate with one another in exchanging such information and in executing and delivering such instruments as the others may request in connection with all of the foregoing.

     12.9. Move to North Building. Within one year after the Closing, the Seller and the Buyer will cooperate to move the Acquired Assets located in the Research East Building to an approximately 18,000 square foot facility located in the North Building contiguous to Buyer's operations in the North Building. The Buyer and the Seller will use reasonable efforts to effect this move in a manner that does not unreasonably disrupt the operations of the Seller or the Buyer. The Seller agrees to pay (up to an aggregate of $8,764,000) (a) the Buyer's reasonable out-of-pocket expenses incurred in connection with the move and (b) the cost of constructing demising walls and other improvements in the North Building required to set up the Buyer's research and development operations and separate the Buyer's business from the Seller's business, in accordance with plans and specifications to be mutually agreed upon by the parties. Subject to the terms of the Sublease Agreements, any leasehold improvements resulting from such payments shall be deemed to be owned by the

Buyer as part of the Acquired Assets. As promptly as practicable after the date of this Agreement, the Seller and the Buyer will designate appropriate representatives to develop a timetable, budget and plans for the move and the improvements and take other related actions.

     12.10. Collection of Certain Accounts Receivable.

     (a) After the Closing Date, the Buyer shall use reasonable efforts, consistent with the Seller's current collection practices and procedures, to collect all accounts receivable included in the Acquired Assets which are aged 90 days or more as of the Closing Date, including, without limitation, those listed on Schedule 5.22 (collectively, the "Collection Receivables"). All payments received by the Buyer from any customers obligated in respect of any Collection Receivables shall be deemed to have been made in respect of, and shall be applied to, the Collection Receivable of such customer bearing the earliest date unless the customer has specified the particular account to which a remittance pertains, in which case the credit shall be made to the account specified.

     (b) The Buyer will not accept any returns of defective products or give any credit for defective products with respect to any products relating to the Collection Receivables without the Seller's prior consent, which consent shall not be unreasonably withheld. The Buyer may accept returns of products or give credits for products relating to the Collection Receivables for reasons other than the products being defective. For purposes of paragraph (c) below, (i) any Collection Receivables relating to product returns or credits made in compliance with the first sentence of this paragraph (b) shall be considered unpaid at the end of the applicable Collection Period (as defined below) and
(ii) any Collection Receivables relating to product returns or credits made pursuant to the second sentence of this paragraph (b) or made pursuant to the first sentence of this paragraph (b) but without the Seller's consent, shall be considered paid in full.

     (c) In the event that any Collection Receivable or any portion thereof (less applicable reserves attributable to Collection Receivables set forth on the Closing Balance Sheet) is not paid by the first anniversary of the recording of such Collection Receivable (the "Collection Period"), within ten days after the end of any such Collection Period, the Buyer shall deliver to the Seller a final statement setting forth all amounts collected by the Buyer with respect to such Collection Receivable, and listing all Collection Receivables (or portion thereof) remaining unpaid after the Collection Period, after giving effect to the provisions of paragraph (b) above (the "Unpaid Accounts"). Provided that the Buyer has complied with its obligations under this Section 12.10, within five business days of the delivery of such statement, the Seller will pay to the Buyer the balance of the Unpaid Accounts, net of any reserve for uncollected accounts set forth on the Closing Balance Sheet (as finally adjusted pursuant to Section 3.2) which has not been previously applied to any Unpaid Account under this paragraph (c). Any amounts collected by the Seller or the Buyer with respect to any Unpaid Accounts after the Collection Period for such Unpaid Account shall be the property of the Seller and the Seller may take such measures to enforce collection of the unpaid items as the Seller shall deem necessary.

     (d) In the event that the Buyer collects more with respect to the Collection Receivables than the total amount attributable to the Collection Receivables (net of any reserve) on the Closing Balance Sheet (as finally adjusted pursuant to Section 3.2), the Buyer will remit to the Seller any such excess amount.

     12.11. Buyer's Business. Except as may be otherwise contemplated by this Agreement or required by any of the documents listed in any Schedule to this Agreement, the Buyer covenants and agrees that, from and after the date of this Agreement and until the Closing, it shall carry on its business in the ordinary course substantially in the same manner as heretofore conducted.

                                   Article 13

                                   Indemnity

     13.1. Indemnification by the Seller.

          (a) The Seller agrees to indemnify and hold the Buyer (and its Affiliates, directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of the foregoing) harmless from and with respect to any and all claims, liabilities, losses, damages, costs and expenses (including without limitation the reasonable fees and disbursements of counsel) (collectively, "Losses"), arising out of (i) any breach by the Seller of any representation or warranty made by the Seller in this Agreement, (ii) any breach by the Seller of any covenant, obligation or undertaking made by the Seller in this Agreement or (iii) the Excluded Liabilities.

           (b) No action or claim for Losses pursuant to Section 13.1(a)(i) above may be brought or made unless such action or claim (a "Claim") has been specified in reasonable detail in a written notice from the Buyer to the Seller on or before the one year anniversary of the Closing, except for Claims arising out of any breach of the Seller of Section 5.17, which must be made on or before July 9, 1999, or Claims arising out of any breach of the Seller of Section 5.19, which must be made on or before the expiration of any applicable statute of limitations period.

           (c) The Buyer shall not be entitled to indemnification under Section 13.1(a)(i) above except to the extent that the cumulative amount of Losses arising from Claims asserted under Section 13.1(a)(i) exceeds $100,000, and then only to the extent of such excess. In addition, in no event shall the aggregate liability of the Seller for Losses under
      Section 13.1(a)(i) exceed ten percent (10%) of the Purchase Price (as finally adjusted pursuant to Section 3.2) except in the case of Losses arising from any breach by the Seller of Section 5.17 ("Environmental Claims"), for which the maximum amount payable by the Seller shall be $10,000,000, or arising from fraud.

     13.2.  Indemnification by the Buyer.

            (a) The Buyer agrees to indemnify and hold the Seller (and its Affiliates, directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of the foregoing) harmless from and with respect to any and all Losses arising out of (i) any breach by the Buyer of any representation or warranty made by the Buyer in this Agreement, (ii) any breach by the Buyer of any covenant, obligation or undertaking made by the Buyer in this Agreement (including the assumption referred to in Article 2), or (iii) the operation of the MMIC Business or the use of the Acquired Assets in the operation thereof after the Closing Date.

            (b) No action or claim for Losses pursuant to Section 13.2(a)(i) above may be brought or made unless such action or claim (a "Claim") has been specified in reasonable detail in a written notice from the Seller to the Buyer on or before the one year anniversary of the Closing.

            (c) The Seller shall not be entitled to indemnification under
Section 13.2(a)(i) above except to the extent that the cumulative amount of Losses arising from Claims asserted under Section 13.2(a)(i) exceeds $100,000, and then only to the extent of such excess. In addition, in no event shall the aggregate liability of the Seller for Losses under Section 13.2(a)(i) exceed ten percent (10%) of the Purchase Price (as finally adjusted pursuant to

Section 3.2) except in the case of Losses arising from any breach by the Buyer of Sections 6.7 or 6.8 or arising from fraud.

     13.3.  Indemnification Procedures.

           (a) In the event that any party hereto (an "Indemnified Party") desires to make a claim against another party hereto (the "Indemnifying Party", which term shall include all Indemnifying Parties if there be more than one) in connection with any action, suit, proceeding or demand at any time instituted against or made upon it for which it may seek indemnification hereunder (a "Third-Party Claim"), the Indemnified Party shall promptly notify the Indemnifying Party of such Third-Party Claim and of its claims of indemnification with respect thereto; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any obligation under this Article 13 except to the extent such Indemnifying Party is prejudiced by such failure. Upon receipt of such notice from the Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense of such Third-Party Claim, and assume the defense of such Third-Party Claim, and in the case of such an assumption the Indemnifying Party shall have the authority to negotiate, compromise and settle such Third-Party Claim; provided, that
      (i) the Indemnifying Party shall not be entitled to settle any such Third-Party Claim without the consent of the Indemnified Party unless as part of such settlement the Indemnified Party is released from all liability with respect to such Third-Party Claim and (ii) the Indemnified Party shall cooperate with the Indemnifying Party in connection with the defense of such Third Party Claim, and provide all information possessed by the Indemnified Party relevant to the defense or settlement of such Third Party Claim.

           (b) The Indemnified Party shall retain the right to employ its own counsel and to participate in the defense of any Third-Party Claim, the defense of which has been assumed by an Indemnifying Party pursuant hereto, but the claimant shall bear and shall be solely responsible for its own costs and expenses in connection with such participation.

     13.4 Scope of Indemnity. Except as provided in Article 14, each of the Seller and the Buyer acknowledges that, except for equitable relief, including specific performance, its sole and inclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions of this Article 13.

     13.5 Waiver of Statutory Claims. The Buyer hereby waives and releases the Seller from any and all Losses, known or unknown, it may have under CERCLA (as defined in Article 17) or any other statutes relating to environmental matters now or hereafter in effect or any other statute if the assertion of a right under such statute would circumvent the intended effect of Section 13.4. The Seller hereby waives and releases the Buyer from any and all Losses, known or unknown, it may have under CERCLA or any other statutes relating to environmental matters now or hereafter in effect or any other statute if the assertion of a right under such statute would circumvent the intended effect of
Section 13.4.


                                   Article 14

                                  Tax Matters

     14.1. General. The Seller shall remain responsible for all Income Taxes (as defined in Article 17) of the Seller payable in connection with the operation of the MMIC Business prior to the Closing. The Seller shall also remain responsible for the filing of all related Tax Returns (as defined in Article 17).

     14.2. Cooperation on Tax Matters; Conduct of Proceedings.

           (a) The Buyer and the Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns pursuant to this Article 14 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to such preparation and filing and to any audit, litigation or other proceeding relating thereto and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

           (b) The Seller shall be responsible for defending any audit, litigation or other proceeding with respect to any Taxes of the Seller for which the Seller is wholly or partially responsible for payment pursuant to this Article 14 and shall have the authority to negotiate, compromise and settle any such audit, litigation or other proceeding.

     14.3. Allocation of Transfer and Property Taxes. (a) All excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes, levies, charges and fees including any deficiencies, interest, penalties, additions to Tax or additional amounts excluding any Income Taxes (collectively, "Transfer Taxes") incurred in connection with the transactions contemplated by this Agreement shall be borne by Seller. Buyer and Seller shall use reasonable efforts to minimize the amount of all Transfer Taxes and shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation. The party that is required by applicable law to make the filings, reports or returns and to handle any audits or controversies with respect to any applicable Transfer Taxes shall do so, and the other party shall cooperate with respect thereto as necessary.

     (b) All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Acquired Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the "Apportioned Obligations") shall be apportioned between Seller and Buyer based on the number of days of such taxable period which fall on or before the Closing Date (this and any other tax period which includes one or more days falling on or before the Closing Date, a "Pre-Closing Tax Period") and the number of days of such taxable period after the Closing Date (a "Post-Closing Tax Period"). Seller shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period. Upon receipt of any bill for real or personal property taxes relating to the Acquired Assets, each of Seller and Buyer shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within 30 days after delivery of such statement. In the event that either Seller or Buyer shall make any payments for which it is entitled to reimbursement under this Section, the other party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

     14.4. Allowable Taxes. (a) For purposes of this Section, "Allowable Tax" shall mean the allocable share of any Tax of Seller or any of its Affiliates which is an allowable cost under the Federal Acquisition Regulation, 48 CFR Chapter 1, and associated regulations and agreements between Seller and any

U.S. governmental entity, allocated based on Seller's existing finance policy (as it is in effect on the date hereof).

           (b) If Seller has paid or reimbursed Buyer for any Allowable Tax which is attributable to a Pre-Closing Tax Period, Buyer agrees to repay to Seller promptly upon receipt any portion of such Allowable Tax that Buyer or any of its Affiliates is ultimately able to recover from the United States government.

           (c) If Buyer or any of its Affiliates receives a refund with respect to an Allowable Tax that is attributable to a Pre-Closing Tax Period, Buyer shall pay to Seller the amount of such refund reduced by the amount, if any, that Buyer will be required to pay to the United States government or suffer by reason of offset in accordance with the Federal Acquisition Regulation, 48 CFR Chapter 1, and associated regulations and agreements between Seller and any U.S. governmental entity. If Seller receives a refund after the Closing Date with respect to an Allowable Tax that is attributable to a Pre-Closing Tax Period, Seller will pay to Buyer the amount, if any, which Buyer will be required to pay to the U.S. government, or suffers by reason of an offset, in accordance with the foregoing regulations.

           (d) Seller and Buyer agree to cooperate with respect to the calculation of any amounts payable pursuant to this Section and to give each other written notice of events reasonably likely to result in the increase or decrease of any Allowable Tax attributable to a Pre-Closing Tax Period.

     14.5. Scope of Article 14.

           (a) Notwithstanding the provisions of Article 13, the provisions of this Article 14 (and not Article 13) shall govern the allocation of responsibility between the Seller and the Buyer for Taxes of the MMIC Business.

           (b) Claims under this Article 14 may be made by the Buyer and the Seller at any time prior to the expiration of the statute of limitations applicable to the Tax matter to which the Claim relates.

                                   Article 15

                                  Termination

     This Agreement may be terminated by either the Buyer or the Seller in writing, without liability to the terminating party on account of such termination (provided the terminating party is not otherwise in default or in breach of this Agreement), if (a) the Closing shall not have occurred on or before January 26, 1998, other than as a consequence of the intentional breach or the intentional default by the terminating party, or (b) the DOJ or DOD notify the Seller of their objection to the Buyer as a purchaser of the MMIC Business. This Agreement may be terminated at any time prior to the Closing by mutual written consent of the Seller and the Buyer. In the event of the termination and abandonment of this Agreement by the Seller or the Buyer, as herein provided, written notice thereof shall be given to the other party and this Agreement shall terminate without any further action of the parties hereto. If this Agreement is terminated as provided herein: (i) each party will redeliver all documents, work papers and other material of the other party or parties relating to the transactions contemplated hereby including such memoranda, notes, lists, records or other documents compiled or derived from such material, whether so obtained before or after the execution hereof, to the party furnishing the same; (ii) all information received by any party hereto with respect to the business of the other parties or their affiliated companies shall remain subject to the terms of the Confidentiality Agreement (as defined in Article 17); and (iii) no party shall have any liability or further obligation to any other party to this Agreement except as provided by this
Article 15, and except that any termination of this Agreement pursuant to the first sentence of this Article 15 shall not relieve a defaulting or breaching party from any liability to the other party hereto. In addition, the provisions of Article 18 shall survive any termination of this Agreement.

                                   Article 16

                                Confidentiality

     16.1 Confidentiality Agreement. Any and all information disclosed by the Buyer to the Seller or by the Seller to the Buyer as a result of the negotiations leading to the execution of this Agreement, or in furtherance thereof, which information was not already known to the Seller or to the Buyer, as the case may be, shall be subject to the Confidentiality Agreement, dated as of August 15, 1997, between the Buyer and the Seller (the "Confidentiality Agreement"), all of the provisions of which are incorporated into this Section

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16.1 by this reference. Notwithstanding the foregoing, the Confidentiality
Agreement shall terminate upon the Closing.

     16.2. Classified Information. Buyer acknowledges that Know-How (as defined in the Intellectual Property Agreement) and other intellectual property to be disclosed to Buyer pursuant to this Agreement and/or the Intellectual Property Agreement may be considered as classified information by the United States Government and nothing in this Agreement or the Intellectual Property Agreement shall require Seller to disclose classified information to Buyer until such time as Buyer has received necessary clearances from the United States Government to receive same.

                                   Article 17

                                  Definitions

     As used herein the following terms not otherwise defined have the following respective meanings:

     "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. As used in this definition the term "control" (including the terms "controlled by" and "under common control with") means, with respect to the relationship between or among two or more Persons, the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

     "Encumbrance" means all liens, security interests, pledges, charges, mortgages, conditional sales agreements, title retention agreements and other encumbrances.

     "Environmental Law" means any applicable Federal, state, local or foreign law, treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit, agreement or governmental restriction, each as in effect on or prior to the Closing Date, relating to the environment or to any Hazardous Substance.


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     "GAAP" means generally accepted accounting principles which are consistent with the principles promulgated or adopted by the Financial Accounting
Standards Board and its predecessors, in effect for the applicable fiscal year.

     "Government Contract" means (i) any contract, agreement, lease or instrument relating to the MMIC Business between Seller and any Governmental Entity and (ii) any contract, agreement, lease or instrument relating to the MMIC Business entered into by the Seller as subcontractor (at any tier) in connection with a contract between another Person and any Governmental Entity.

     "Governmental Entity" means any government or any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, Federal, state, local, transnational or foreign.

     "Hazardous Substance" means any substance, pollutant, contaminant, chemical, waste or material, including petroleum, its derivatives, by-products, and other hydrocarbons, that is listed, identified in, or regulated under any applicable Federal, state, local or foreign law, treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit, agreement or governmental restriction.

     "Income Taxes" means any Taxes based upon or related to income, including any Taxes calculated in whole or in part based upon net revenues.

     "Indebtedness" as applied to any Person, means all indebtedness of such Person to any other Person for borrowed money, whether current or funded, or secured or unsecured and all such Indebtedness of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured against loss, but not including the endorsement of checks and similar instruments.

     "Knowledge of the Seller" or "to the Seller's knowledge" means and is limited to the actual knowledge of the following persons: Thomas Cordner, Stephen Evans, Randall Lehmann, Galon Brehm, Paul Saunier, David Dwelley, Paul Bailey, Jeffrey Axelrod, Glenn Lenzen, Scott Ransick, Bobette Brasfield and Philip Crotts.

     "Material Adverse Effect" means any material adverse effect on the operations, assets or financial condition of the MMIC Business taken as a whole.

     "MMIC Business Intellectual Property" shall have the meaning therefor set forth in the Intellectual Property Agreement.

     "Non-Income Taxes" means any Taxes other than Income Taxes.

     "Permitted Encumbrances" means Encumbrances that (i) arise out of Taxes not in default and payable without penalty or interest or the validity of which is being contested in good faith by appropriate proceedings, (ii) are mechanics', carriers', workers', repairmen's, or other similar liens that do not, individually or in the aggregate, have a Material Adverse Effect, (iii) in connection with any agreement or instrument constituting part of the Acquired Assets, relate to restrictions on transfer embodied in the terms of such agreement or instrument, (iv) represent the rights of customers, suppliers and subcontractors in the ordinary course of business under contracts or under general principles of commercial law, (v) are referred to in Section 2.4 of the Intellectual Property Agreement or (vi) that individually and in the aggregate could not reasonably be expected to interfere with the use of the Acquired Assets in the conduct of the normal business operations of the MMIC Business.

     "Person" means any corporation, association, partnership, limited liability company, organization, business, individual, government or political subdivision thereof or governmental agency.

     "Tax" Any federal, state, provincial, local, or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, intangibles, social security, unemployment, disability, payroll, license, employee, or other tax or levy, of any kind whatsoever, including any interest, penalties, or additions to tax in respect of the foregoing.

     "Tax Return" Any return, declaration, report, claim for refund, information return, or other document (including any related or supporting estimates, elections, schedules, statements, or information) filed or required to be filed in connection with the determination, assessment, or collection of any Tax or the administration of any laws, regulations, or administrative requirements relating to any Tax.

                                   Article 18

                                    General

      18.1 Survival of Representations and Warranties. Each of the representations and warranties of the parties hereto contained in this Agreement shall survive the Closing and shall expire on the last day, if any, on which a claim for indemnification for breach thereof may be made pursuant to
Article 13.

     18.2. Expenses. Each party shall pay its own expenses and costs incidental to the preparation of this Agreement and to the consummation of the transactions contemplated hereby.

     18.3. Assigns. This Agreement may not be assigned in whole or in part by either party hereto without the prior written consent of the other party. Notwithstanding the foregoing, (i) at the Closing, the Buyer may, pursuant to written notice to the Seller, assign its rights hereunder to acquire the Acquired Assets, to assume the Assumed Obligations and to enter into the Intellectual Property Agreement, the Master Services Agreement, the Supply Agreement, the Sublease Agreements and the Non-Disclosure Agreement to any wholly-owned subsidiary of the Buyer (provided that (x) no such assignment shall relieve the Buyer of any of its obligations hereunder, (y) both the Buyer and such assignee shall be parties to the Non-Disclosure Agreement and (z) at the Closing, the Buyer shall execute and deliver to the Seller a Guaranty Agreement in the form of Exhibit G attached hereto), (ii) at the Closing, the Buyer may, pursuant to written notice to the Seller, assign its rights hereunder to acquire those Acquired Assets consisting of capital equipment to a lessor of its choosing in connection with a lease agreement to be entered into as of the Closing Date between the Buyer and such lessor, and (ii) either party may assign this Agreement to any successor in interest (whether by sale, merger, consolidation or otherwise) to all or substantially all of such party's business. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

     18.4. Entire Agreement, Etc. This Agreement (including the Schedules and Exhibits and the Confidentiality Agreement) contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument hereafter signed by each of the parties hereto. EXCEPT AS SET FORTH IN ARTICLE 5, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY REPRESENTATION OR WARRANTY WITH

RESPECT TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SALE OF THE ACQUIRED ASSETS HEREUNDER OR THE MMIC BUSINESS.

     18.5. Waiver of Certain Damages. EACH OF THE SELLER AND THE BUYER TO THE FULLEST EXTENT PERMITTED BY LAW, IRREVOCABLY WAIVES ANY RIGHTS THAT THEY MAY HAVE TO PUNITIVE OR MULTIPLE DAMAGES BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS OR ACTIONS OF ANY OF THEM RELATING THERETO.

     18.6. Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

     18.7. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws (and not the choice-of-law rules) of the State of New York.

     18.8. Notices. All notices, requests, payments, instructions or other documents to be given hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid, or sent by written telecommunication, as follows:

     If to the Seller, to:

           Raytheon TI Systems, Inc.
           13510 N. Central Expressway, MS 245
           Dallas, TX  75243
           Facsimile:  (972) 995-4347

           Attention:Frank A. Richards

     with a copy sent contemporaneously to:

           John R. Utzschneider, Esq.
           Bingham Dana LLP
           150 Federal Street
           Boston, Massachusetts  02110
           Facsimile:  (617) 951-8736

      If to the Buyer, to:

           TriQuint Semiconductor, Inc.
           2300 N.E. Brookwood Parkway
           Hillsboro, OR  97124
           Attn:  Steven J. Sharp
           Facsimile:  (503) 615-8900

      with a copy sent contemporaneously to:

           Wilson Sonsini Goodrich & Rosati, P.C.
           650 Page Mill Road
           Palo Alto, CA  94304
           Attn:  Robert P. Latta, Esq.
           Facsimile:  (650) 493-6811

     18.9. Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

     18.10. Section Headings. All enumerated subdivisions of this Agreement are herein referred to as "section" or "subsection." The headings of sections or subsections are for reference only and shall not limit or control the meaning thereof.

     18.11. Public Statements or Releases. The parties hereto each agree that prior to the Closing no party to this Agreement shall make, issue or release any public announcement, statement or acknowledgment of the existence of, or reveal the status of, this Agreement or the transactions provided for herein, without first obtaining the consent of the other party hereto. Nothing contained in this Section 18.11 shall prevent any party from making such public announcements as such party may consider necessary in order to satisfy such party's legal obligations, provided that such disclosing party shall to the extent practicable give prior notice to the other party of the contents of, and requirement for, such disclosure.

     18.12. Disclosure in Schedules. For purposes of this Agreement, with respect to any matter that is clearly disclosed in any portion of the Disclosure Schedule in such a way as to make its relevance to the information called for by another Section of this Agreement readily apparent, such matter shall be deemed to have been included in the Disclosure Schedule in response to such other Section, notwithstanding the omission of any appropriate cross-reference thereto.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as an instrument under seal as of the day and year first above written.

                               RAYTHEON TI SYSTEMS, INC.


                               By:  /s/ Larry G. James
                               Name:  Larry G. James
                               Title: Vice President, Controller


                               TRIQUINT SEMICONDUCTOR, INC.


                               By:  /s/ Edward C. V. Winn
                               Name:  Edward C. V. Winn
                               Title: Executive Vice President